As filed with the Securities and Exchange Commission on September 12, 2003
Registration No. 333-            .

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Western Wireless Corporation

(Exact name of registrant as specified in its charter)

Washington	4813	91-163-8901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3650 131st Avenue S.E.

Bellevue, Washington 98006
(425) 586-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Christianson, Esq.

Senior Vice President, General Counsel and Secretary
Western Wireless Corporation
3650 131st Avenue S.E.
Bellevue, Washington 98006
(425) 586-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Barry A. Adelman, Esq.
Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
(212) 833-1100

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective time of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Unit(1)	Offering Price(1)	Registration Fee

9.250% Senior Notes due 2013	$600,000,000	100%	$600,000,000	$48,540(2)

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2)	A filing fee of $40,450 was previously paid in connection with the registration statement on Form S-3 (No. 333-104516) originally filed by the registrant on April 14, 2003 and withdrawn on August 25, 2003. Of such $40,450 filing fee, $9,303.50 was applied toward the filing fee for the registration statement on Form S-3 (No. 333-108722) filed by the registrant on September 11, 2003 and $24,270 was applied toward the filing fee for the registration statement on Form S-3 (No. 333-108723) filed by the registrant on September 11, 2003. Pursuant to Rule 457(p) under the Securities Act of 1933, $6876.50 out of the remaining $6876.50 previously paid by the registrant will be applied to the total filing fee of $48,540 for this registration statement. As a result, a filing fee of $41,663.50 has been paid in connection with this filing.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2003

PROSPECTUS

Western Wireless Corporation

Offer to Exchange

$600,000,000 aggregate principal amount of
9.250% Senior Notes Due 2013
that have been registered under the Securities Act of 1933
for
$600,000,000 aggregate principal amount of
outstanding 9.250% Senior Notes Due 2013

       The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2003, unless extended.

      We are offering to exchange an aggregate principal amount of up to $600,000,000 of 9.250% Senior Notes due 2013, which have been registered under the Securities Act of 1933 (the “Securities Act”), for a like amount of our outstanding $600,000,000 of 9.250% Senior Notes due 2013. When we refer to “exchange notes,” we are referring to the 9.250% Senior Notes due 2013 offered by this prospectus, and when we refer to “outstanding notes,” we are referring to the outstanding 9.250% Senior Notes due 2013.

      The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except for transfer restrictions, registration rights and special interest provisions relating to the outstanding notes. There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange. We will not receive any proceeds from the exchange offer.

      You may withdraw your tender at any time prior to the expiration date of the exchange offer. The exchange offer is not subject to any condition other than the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and certain other customary conditions. The exchange will not be a taxable event for U.S. federal income tax purposes.

      See the section entitled “Risk Factors” on page 7 for a discussion of the risks that you should consider before investing in the exchange notes.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2003

SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 1.1
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 5.2
EXHIBIT 8.1
EXHIBIT 23.1
EXHIBIT 25.1

      You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to give you additional, different or inconsistent information nor have we authorized anyone to make any representations in connection with this prospectus or any documents incorporated by reference into this prospectus. Therefore, if anyone does provide you with additional, different or inconsistent information, you should not rely on it. We are only offering the exchange notes in states where the exchange offer is permitted. The information contained in this prospectus speaks only as of the date on the front of this prospectus. The information contained in the documents incorporated by reference speaks as of the date on which such documents were filed. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY

      This summary contains basic information about us, this exchange offer and the exchange notes. Because it is a summary, it does not contain all of the information that you should consider before investing in the exchange notes. You should read this entire prospectus and the documents incorporated by reference herein carefully, including the section entitled “Risk Factors” and our financial statements and the related notes, contained elsewhere or incorporated by reference in this prospectus, before making an investment decision.

      As used in this prospectus, the terms “company”, “we”, “our”, “ours”, and “us” may, depending on the context, refer to Western Wireless Corporation or to one or more of its consolidated subsidiaries or to all of them taken as a whole. The term “Western Wireless International,” depending on the context, refers to our subsidiary Western Wireless International Holding Company or to one or more of its subsidiaries (or entities in which it has a minority interest) or to all of them taken as a whole.

Our Company

      We are one of the largest providers of rural wireless communications services in the United States. Our wireless operations are primarily in rural areas due to our belief that there are significant strategic advantages to operating in these areas. We believe rural markets provide growth opportunities greater than those that exist in more densely populated urban areas because these markets typically have lower current penetration rates and less competition.

      On June 30, 2003, we provided wireless services under the CellularONE® and Western Wireless® brand names to approximately 1.2 million subscribers in the western United States using multiple digital and analog technologies. We operate in 88 rural service areas and 18 metropolitan service areas, with a combined population of approximately 10 million people. Our network is one of the nation’s largest rural wireless communications systems, covering approximately 25% of the continental United States in 19 western states. We support our customers through our retail locations throughout our service area and through our call centers in Manhattan, Kansas and Issaquah, Washington. On August 29, 2003, we sold the license and related assets for our Arizona 6 rural service area (where we served approximately 6,000 subscribers) for approximately $23 million in cash.

      In addition, through our subsidiary, Western Wireless International, we are licensed to provide wireless communications services to over 71 million people in eight countries. As of June 30, 2003, Western Wireless International consolidated and unconsolidated subsidiaries served, in aggregate, approximately 1.2 million mobile subscribers. The primary business of Western Wireless International is the delivery of mobile telecommunications services in markets outside of the United States, including Slovenia, Austria, Ireland, Bolivia, Ghana, Haiti, Cote d’Ivoire and Georgia. In certain markets, Western Wireless International’s operating companies also provide other telecommunications services, including fixed line services, wireless local loop, international long distance and Internet access.

      We had income from continuing operations of approximately $16.0 million in the six months ended June 30, 2003. The Company sustained losses from continuing operations of $215.3 million in fiscal 2002 and $143.6 million in fiscal 2001 and had income from continuing operations of $65.4 million in fiscal 2000. At June 30, 2003, we had an accumulated deficit of $1.1 billion and a net capital deficiency of $464.9 million. We may incur additional losses, which could be significant, during the next several years, and there can be no assurance that we will be able to service our debt requirements and other financial needs. For additional risks relating to an investment in us, see the section entitled “Risk Factors” in this prospectus.

      We were organized in 1994. Our principal corporate office is located at 3650 131st Avenue S.E., Bellevue, Washington 98006. Our phone number is (425) 586-8700.

The Exchange Offer

      On July 16, 2003, we completed the private offering of $600,000,000 aggregate principal amount of 9.250% Senior Notes due 2013 in a transaction exempt from the registration requirements of the Securities Act. Simultaneously with that transaction, we entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to deliver this prospectus to you and to complete this exchange offer for the outstanding notes. Below is a summary of the exchange offer.

Terms of the Offer	We are offering to exchange a like amount of exchange notes for the outstanding notes, in denominations of $1,000 in principal amount and integral multiples of that amount. In order to be exchanged, an outstanding note must be properly tendered and accepted. As of the date of this prospectus, there are $600,000,000 principal amount of outstanding notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , 2003, unless extended in our sole discretion.

Procedures for Tendering	To tender outstanding notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in it and forward it by mail, facsimile or hand delivery, as applicable, together with any other documents required by the letter of transmittal, to the exchange agent, either with the outstanding notes to be tendered or in compliance with the specified procedures for guaranteed delivery of outstanding notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such registered holder promptly if they wish to tender outstanding notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering.” Letters of transmittal and certificates representing outstanding notes should not be sent to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Acceptance of Outstanding Notes For Exchange; Issuance of Exchange Notes	Subject to the conditions stated in “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn before the expiration date. The exchange notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw your tender at any time prior to the expiration date of the exchange offer.

United States Federal Income Tax Consequences	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in the recognition of gain or loss by you for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Resales of Exchange Notes	Based on interpretations by the staff of the Securities and Exchange Commission, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer, without further registration under the Securities Act, if:

• you acquire the exchange notes in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes;

• you are not an “affiliate” of Western Wireless Corporation (as defined in Rule 405 of the Securities Act);

• you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes;

• you are a broker-dealer, you receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities and you deliver a prospectus in connection with any resale of these exchange notes; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

The Exchange Notes

      The terms of the exchange notes and the outstanding notes are identical in all material respects, except that:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	the exchange notes will not contain provisions relating to the payment of liquidated damages to the holders under circumstances related to the registration of the outstanding notes and the timing of the exchange offer.

      The exchange notes issued in the exchange offer will evidence the same debt as the outstanding notes, which they replace, and both the outstanding notes and the exchange notes are governed by the same indenture. A brief description of the material terms of the exchange notes follows.

Issuer	Western Wireless Corporation.

Securities Offered	$600,000,000 aggregate principal amount of 9.250% Senior Notes due 2013, which have been registered under the Securities Act.

Maturity Date	The exchange notes will mature on July 15, 2013.

Interest Rate and Payment Dates	The exchange notes will bear interest at the rate of 9.250% per annum. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2004.

Ranking	The exchange notes:

• will be general unsecured, senior obligations of ours;

• will rank equally in right of payment to all existing and future senior unsecured obligations of ours; and

• will rank senior in right of payment to all existing and future subordinated obligations of ours, including our 4.625% Convertible Subordinated Notes due 2023.

Holders of our secured obligations (including those obligations secured under our Credit Facility) will, however, have claims that are prior to the claims of the holders of the exchange notes with respect to the assets securing those other obligations. Substantially all of our and our domestic subsidiaries’ assets are pledged as security for the obligations under our Credit Facility. Our subsidiaries will not have any obligation to guarantee or otherwise pay amounts due under the exchange notes; however, our domestic subsidiaries have guaranteed the obligations under our Credit Facility and, accordingly, the rights of the holders of the exchange notes will be effectively subordinated to such guarantees. The exchange notes will also be effectively subordinated to all other indebtedness, liabilities and commitments, including trade payables, of our subsidiaries.

As of June 30, 2003, on a pro forma basis after giving effect to the issuance of the outstanding notes in July 2003, the prepayment of $400 million of indebtedness outstanding under our Credit Facility in July 2003 and the redemption of all of our approximately $383 million of outstanding 10 1/2% Senior Subordinated Notes due 2006 and 2007 in August 2003, the total amount of our outstanding consolidated liabilities along with liabilities of our subsidiaries, including trade payables, was approximately $2.8 billion, of which approximately $1.3 billion were secured obligations, approximately $754.5 million were liabilities of our subsidiaries, $115 million consists of our Convertible Subordinated Notes and $600 million consists of the outstanding notes. For more information, see “Description of Notes — Ranking”.

Optional Redemption	We may redeem the exchange notes at our option at any time on or after July 15, 2008, in whole or from time to time in part, at the redemption prices described under “Description of Notes — Op-

tional Redemption”, plus accrued and unpaid interest to but excluding the date fixed for redemption.

In addition, on or before July 15, 2008, we may redeem any of the exchange notes at our option at any time, in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate as of such redemption date plus 50 basis points, plus, in either case, accrued and unpaid interest on such exchange notes to but excluding the date fixed for redemption.

Notwithstanding the previous two paragraphs, before July 15, 2006, we may apply, at our option, certain proceeds from issuances of our capital stock and from transactions with affiliates and related persons to redeem up to 35% of the aggregate principal amount of exchange notes issued under the indenture for the exchange notes at a redemption price equal to 109.250% of the principal amount of the exchange notes being redeemed, plus accrued and unpaid interest to but excluding the date fixed for redemption. See “Description of Notes — Optional Redemption”.

Sinking Fund	The exchange notes will not be entitled to any sinking fund.

Change of Control	Upon the occurrence of a change of control, each holder of an exchange note shall have the right to have us repurchase all or a portion of such holder’s exchange notes at a purchase price equal to 101% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest to but excluding the repurchase date. Even though we may become obligated to repurchase any outstanding exchange notes upon the occurrence of a change of control, we may not have, nor have access to, sufficient funds to pay the repurchase price on the repurchase date. The terms of the Credit Facility would currently prohibit us from repurchasing the exchange notes under these circumstances. See “Description of Notes — Change of Control” and “Risk Factors — We may not have the financial resources to repurchase the exchange notes upon the occurrence of a “change of control” or certain “asset dispositions” at the option of the holder”.

Certain Covenants	The indenture under which the exchange notes will be issued contains covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• make certain asset dispositions;

• make restricted payments;

• restrict dividends or other payments to us by our restricted subsidiaries;

• issue capital stock of our wholly-owned restricted subsidiaries;

• enter into transactions with affiliates or related persons;

• incur certain liens; and

• enter into a merger, sale or consolidation.

These limitations are subject to a number of important qualifications and exceptions. For more details, see the section “Description of Notes — Covenants”.

See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the exchange notes.

RISK FACTORS

      You should read carefully this entire prospectus and the documents incorporated by reference herein before investing in the exchange notes. In addition, you should carefully consider the risk factors described below before investing in the exchange notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      This prospectus includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including statements regarding our future financial position or results of operations, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed below and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Wireless Industry and Our Company

We have a significant amount of debt, which may limit our ability to raise additional capital to meet our future funding and debt service requirements, including payments on the exchange notes

      As of June 30, 2003, our total long-term indebtedness was approximately $2.6 billion, including a current portion of $263.5 million. Of such indebtedness, approximately $1.7 billion was outstanding under our Credit Facility and approximately $383 million was outstanding under our Senior Subordinated Notes due 2006 and 2007. In July 2003, we issued $600 million of the outstanding notes. Additionally, in July 2003, we amended our Credit Facility reducing the commitment by $150 million and prepaid $400 million of outstanding indebtedness thereunder, which prepayments were applied in direct order of maturity. In August 2003, we redeemed all of our outstanding Senior Subordinated Notes. Indebtedness under our Credit Facility matures on September 30, 2008. As of June 30, 2003, after giving effect to the partial prepayment of indebtedness outstanding under our Credit Facility, the issuance of the outstanding notes and the redemption of our outstanding Senior Subordinated Notes, our total long-term indebtedness was approximately $2.4 billion, including a current portion of $132.5 million. Substantially all of our and our domestic subsidiaries’ assets are pledged as security for the obligations under our Credit Facility. Our Credit Facility, the indenture for our Convertible Subordinated Notes and the indenture for the outstanding notes and the exchange notes contain, and any additional financing agreements may contain, certain restrictive covenants. The restrictions in our Credit Facility, the outstanding notes and the exchange notes affect, and in some cases significantly limit or prohibit, among other things, our ability to incur indebtedness, sell assets, make investments and acquisitions, pay dividends and engage in mergers and consolidations. The restrictions in the Convertible Subordinated Notes limit, among other things, our ability to engage in mergers and consolidations. Additionally, our Credit Facility requires us to comply with certain financial and operational performance covenants. While we are in compliance with such covenants as of the date hereof, we may need to seek waivers or modifications to remain in compliance. There can be no assurance, however, that we will remain in compliance or will be able to obtain any modifications or waivers which might be required in the future. An event of default under our Credit Facility, the Convertible Subordinated Notes, the outstanding notes or the exchange notes would allow the lenders to accelerate the maturity of the indebtedness thereunder. In such event, it is likely that all of our indebtedness would become immediately due and payable.

      The continued growth and operation of our business will require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage and possible acquisitions of spectrum licenses. We are currently evaluating other equity and debt financings that we may pursue in the short term. However, the current levels of our debt could limit our ability to obtain future debt or equity financing on terms favorable to us or at all. Our sources of additional capital may include public or private equity and debt financings, including vendor financing. The availability of additional financing is dependent upon the condition of the capital markets and the extent of the additional financing that we may require will depend on the success of our operations. In addition, we must use a substantial portion of our cash flows from operations to make payments of principal and interest on our debt, thereby reducing funds that could be available for working capital, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage and possible acquisitions. Additionally, competitive factors, future declines in the United States or international economy, unforeseen construction delays, cost overruns, regulatory changes, engineering and technological changes and other factors may result in funding requirements in excess of current estimates or an inability to generate sufficient cash flow to meet our debt service obligations, including payments on the exchange notes. The unavailability of such funding could cause us to delay or abandon some of our planned growth and development or to seek to sell assets to raise additional funds, either of which could have a material adverse effect on our business, strategy, operations and financial condition.

      Given that a substantial portion of our assets consists of intangible assets, principally licenses granted by the Federal Communications Commission (“FCC”), the value of which will depend upon a variety of factors (including the success of our business and the wireless communications industry in general), there can be no assurance that our assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations.

      A number of our consolidated international subsidiaries and other international operating companies have credit facilities to finance their operations. As of June 30, 2003, the total long-term indebtedness of our consolidated international subsidiaries to third parties was $328.1 million. This consists primarily of $182.9 million outstanding under our Austrian entity’s term loan, $86.0 million outstanding under our Slovenian entity’s credit facility, and $34.7 million outstanding under our Bolivian entity’s bridge loan.

      The debt facilities of our international operating companies contain certain restrictive covenants and financial covenants. The Slovenian credit facility with our Slovenian entity, which provides telecommunications services under the name Vega, contains certain borrowing conditions and restrictive covenants, including: minimum subscribers; population coverage; certain cash flow requirements; minimum contributed capital; and debt service coverage. Western Wireless International Corporation, a subsidiary of Western Wireless International, has guaranteed the Slovenian credit facility. Additionally, Western Wireless International Corporation has agreed not to sell or dispose of any majority owned subsidiary without the approval of the Slovenian lenders. In May 2003, Western Wireless International contributed an additional $2.9 million in equity to Vega as a result of Vega’s revenue shortfalls during the three months ended March 31, 2003. As of June 30, 2003, Vega is not in compliance with certain covenants, including its network coverage, minimum service revenue and minimum subscriber covenants. As a result, on August 28, 2003, Vega and the participating banks entered into an agreement to amend the credit facility and Western Wireless International Corporation entered into an agreement to guarantee the loan (which guarantee was previously limited to certain circumstances) and agreed to financial and other covenants, including, among other things, an obligation to fund Vega’s revenue shortfalls and restrictions which limit the ability of Western Wireless International Corporation and its subsidiaries to incur indebtedness, grant security interests and enter into guarantees. Under the terms of the amendment, the following changes to the terms of the Slovenian credit facility will be made: (i) all undrawn commitments will be cancelled; (ii) substantially all of Vega’s operating and financial covenants will be eliminated and certain new financial covenants relating to Western Wireless International Corporation and its subsidiaries will be added; (iii) balances of approximately $21.4 million in collateral accounts supporting the existing loan will be utilized to pay down principal; and (iv) the repayment schedule for outstanding borrowings will remain unchanged. The effective date of the amendment is, however, subject to the satisfaction of certain conditions, some of which are required to be satisfied by September 11, 2003. So long as the amendment process is moving forward in an acceptable manner, we believe that no action to accelerate the loans under the Slovenian credit facility will be taken. Based on these facts, we have presented the Slovenian credit facility in the current portion of long-term debt as required by United States generally accepted accounting principles. Once the amendment is effective, the long-term portion of the Slovenian credit facility will be classified as long-term based on the original maturities schedule. However, there can be no assurance that the conditions to the amendment will be satisfied, and in the event they are not satisfied, the outstanding balance under the Slovenian credit facility could become payable upon demand.

      As of June 30, 2003, our Bolivian subsidiary had a bridge loan of $34.7 million, which is due on September 30, 2003. In March 2003, the Overseas Private Investment Corporation approved a $50 million loan guarantee for the refinancing of such bridge loan. The final terms of the Bolivian bridge loan refinancing are still being renegotiated with prospective lenders. We expect, but there can be no assurance, that the Bolivian bridge loan will be refinanced in the third quarter of 2003. Until the Bolivian bridge loan refinancing is finalized, we intend to seek additional extensions of the Bolivian bridge loan maturity date, but there can be no assurance that any necessary extension will be granted.

      We believe that domestic and international operating cash flow and available international loan facilities will be adequate to fund our capital expenditures and working capital requirements. Our domestic and international operating cash flow is dependent upon, among other things: (i) the amount of revenue we are able to generate from our customers; (ii) the amount of operating expenses required to provide our services; (iii) the cost of acquiring and retaining customers; and (iv) our ability to grow our customer base. In order to comply with debt covenants contained in our Credit Facility, the outstanding notes and the exchange notes, or in the event the amendment does not become effective under the Slovenian credit facility, we are unable to complete the refinancing of the Bolivian bridge loan, or we otherwise do not achieve planned operating cash flow targets, we may be required to curtail capital spending, reduce expenses, or otherwise modify our planned operations and/or seek additional debt or equity at the domestic or international level and/or restructure or refinance our existing financing arrangements. There can be no assurance that such funds or refinancing will be available to us on acceptable terms, if at all.

We historically have sustained losses from continuing operations and we may not remain profitable in the future

      We had income from continuing operations of approximately $16.0 million in the six months ended June 30, 2003, and we sustained losses from continuing operations of $215.3 million in fiscal 2002 and $143.6 million in fiscal 2001 and had income from continuing operations of $65.4 million in fiscal 2000. At June 30, 2003, we had an accumulated deficit of $1.1 billion and a net capital deficiency of $464.9 million. We may incur additional losses, which could be significant, during the next several years, and there can be no assurance that we will be able to service our debt requirements and other financial needs.

We face substantial competition in all aspects of our business

      We operate in highly competitive markets and there is substantial and increasing competition in all aspects of the wireless communication business. Competition for subscribers among wireless communications providers is based principally upon the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity and price. Each of our cellular markets faces at least one cellular competitor, such as Verizon, Alltel Corporation or Cingular. Additionally, there are personal communication services and enhanced specialized mobile radio competitors in most of our metropolitan service areas. Continuing industry consolidation has resulted in an increased presence of regional and national wireless operators within our service areas. Many of these national market competitors provide services comparable to ours and because they operate in a wider geographic area are able to offer no or low cost roaming and toll calls over a wider area. In addition, some national wireless operators have recently begun to build small networks in certain of the more densely populated or well-traveled portions of our service areas. The use of national advertising and promotional programs by national wireless operators run in our markets are also a source of additional competitive and pricing pressures even though these operators may not provide service in these markets. We also compete with wireless Internet, paging, dispatch services, resellers and landline telephone service providers in some of our service areas. Increasingly, cellular service is becoming a viable alternative to landline voice services for certain customer segments, putting cellular licensees in direct competition with traditional landline telephone service providers. One or two-way paging services that feature voice messaging and data display, as well as tone only service, may be adequate for potential subscribers who do not need to speak to the caller. Potential users of cellular systems may find their communications needs satisfied by other current and developing technologies.

      Several of our competitors also operate in multiple segments of the industry. In the future, we expect to face increased competition from entities providing similar services using other communications technologies. The auctioning and subsequent deployment of technology in additional spectrum and the disaggregation of spectrum could also generate new competition for us. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. Given the rapid advances in the wireless communications industry, there can be no assurance that new technologies will not evolve that will compete with our products and services. In addition, a number of our competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources. With so many companies targeting many of the same customers, we may not be able to successfully attract and retain customers and grow our customer base and revenues, and as a result, our profit margins may decrease.

A significant portion of our revenues are derived from roaming and our failure to maintain favorable roaming arrangements could materially adversely affect our future operating results

      Roaming revenues accounted for approximately 22% of our total revenues for the fiscal year ended December 31, 2002 and 18% of our total revenues for the six months ended June 30, 2003. We have roaming agreements with most of the wireless carriers in North America, including AT&T Wireless, Cingular and Verizon. Our largest roaming partner is AT&T Wireless and our roaming agreement with them expires in June 2006. When these agreements expire or are terminated, we may be unable to renegotiate these roaming agreements or to obtain roaming agreements with other wireless providers upon acceptable terms. Further, some competitors may be able to obtain roaming rates and terms that are more favorable than those obtained by us. AT&T Wireless and Cingular have announced their intention to transition their customer bases to a Global System for Mobile Communications platform. In May 2003, we announced the signing of additional long-term roaming agreements with T-Mobile USA, Inc., which expires December 2013, and Cingular, which expires March 2008, to provide Global System for Mobile Communications services to their customers utilizing our network. Further, in July 2003, we announced the signing of an additional Global System for Mobile Communications long-term roaming agreement with AT&T Wireless, which expires December 2006. We expect to begin offering Global System for Mobile Communications roaming services in the fourth quarter of 2003. If we are unable to fulfill our contractual obligations to add a Global System for Mobile Communications platform to our network, maintain and expand our roaming footprint or maintain favorable roaming arrangements with other wireless carriers, our coverage area or the pricing we offer relative to our competitors may not be as attractive. Such an inability would have a material adverse affect on our business, operations and financial condition.

      While our roaming agreements generally require other carriers’ customers to use our network when roaming, our roaming agreements generally do not prevent our roaming partners from acquiring licenses to provide competing services in our markets. Further, our roaming partners could negotiate a roaming agreement in all or portions of our markets with another wireless carrier. If any of our roaming partners were to acquire the required licenses and build networks in our markets or enter into roaming agreements with other wireless carriers that provide competing services in our markets and permit our roaming partners to roam on that other carrier’s network, we could lose a substantial portion of our roaming revenues in those markets, which could have a material adverse effect on our business, operations and financial condition.

Failure to develop future business opportunities, such as wireless data services, and to improve network coverage, quality and capacity within the markets that we currently serve may limit our ability to compete effectively and grow our business

      An important element of our strategy is to bring new telecommunications services, such as wireless data services, to rural America. In general, the development of new services in our industry requires us to anticipate and respond to varied and rapidly changing customer demand. In order to compete successfully against the other participants in the United States wireless industry, we will need to commercialize and introduce new services on a timely basis. The ability to deploy and deliver these services relies, in many instances, on new and unproven technology that will demand substantial capital outlays and spectrum capacity. Our available capital and spectrum may not be sufficient to support these services. We cannot guarantee that devices for such new services or applications for such devices will be commercially available or accepted in the marketplace, and we cannot assure that we will be able to offer these new services profitably. In addition, there could be legal or regulatory restraints on wireless data services as applicable laws and rules evolve. If these services are not successful or if costs associated with implementation and completion of the introduction of these services materially exceed those currently estimated, our ability to retain and attract customers and our operations and financial condition could be materially adversely affected.

      We have essentially completed the network build-out of the markets for which we hold licenses, and are now primarily focused on improving network coverage, quality and capacity within and around the markets we currently serve and completing the expansion of digital Code Division Multiple Access technology throughout our markets. We cannot guarantee that we will be able to do so in a time frame that will permit us to remain competitive at the cost we expect or at all. Failure or delay in improving network coverage, quality and capacity on a timely basis or at all, or increased costs to accomplish such improvement, could have a material adverse effect on our business, strategy, operations and financial condition.

Our FCC licenses are subject to renewal and potential revocation in the event that we violate applicable laws. The loss of any of such licenses could materially and adversely affect our ability to service our customers

      Our licenses are subject to renewal upon the expiration of the ten-year period for which they are granted. Although the FCC has routinely renewed wireless licenses in the past, we cannot provide assurance that no challenges will be brought against our licenses in the future. Violations of the Communications Act of 1934, as amended, or the FCC’s rules could result in license revocations, forfeitures, fines or non-renewal of licenses. We have five cellular licenses that are subject to the renewal process over the next three years. While we believe that each of our cellular licenses will be renewed, there can be no assurance that all of the licenses will be renewed. If any of our licenses are forfeited, revoked or not renewed, we would not be able to provide service in that area unless we contract to resell wireless services of another provider or enter into roaming agreements.

Government regulations determine how we operate, which could increase our costs and limit our growth, revenue and strategy plans

      The FCC regulates the licensing, construction, operation, acquisition and sale of our business, and we are subject to laws and regulations of other federal, state and local government bodies. Future changes in regulation or legislation could impose significant additional costs on us, either in the form of direct out of pocket costs or additional compliance obligations, or subject us to sanctions, which may have a material adverse effect on our business. Additionally, Congress’ and the FCC’s continued allocation of additional spectrum for commercial mobile radio service, which includes cellular and personal communication services and specialized mobile radio, could significantly increase competition.

      The rapid growth and penetration of wireless services has prompted the interest of the FCC, state legislatures and state public utility commissions to oversee certain practices by the wireless industry. These practices are generally in the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of “informational” tariffs, certification of operation, and other areas. While the Communications Act of 1934, as amended, generally preempts state and local governments from regulating the entry of, or the rates charged by, wireless carriers, a state has authority to regulate “other terms and conditions” of service offerings by commercial mobile radio service providers. The FCC has determined that the Communications Act of 1934, as amended, does not preempt state damage claims as a matter of law, but whether a specific damage award is prohibited would depend upon the facts of a particular case. This ruling may affect the number of class action suits brought against commercial mobile radio service providers and the amount of damages awarded by courts.

      Individual states may also petition the FCC for permission to regulate the rates of commercial mobile radio service providers. The FCC has denied petitions from several states seeking to impose such regulations. Several states have also proposed or enacted consumer protection regulations on commercial mobile radio service providers. For example, do-not-call legislation is either proposed or has been enacted in all 50 states. In addition, the California public utility commission has proposed extensive consumer protection and privacy regulations for all telecommunications carriers. For example, the California Public Utility Commission is considering adopting a consumer Bill of Rights designed to protect residential and small business customers. We believe that, if adopted, the rules will significantly alter our business practices in California with respect to nearly every aspect of the carrier-customer relationship, including solicitations, marketing, activations, billing and customer care. The California public utility commission is also contemplating rules to address other service quality issues, including service repair, service outages and toll operator answering time that could apply to commercial mobile radio service providers. Such regulations, if approved, could expose carriers to increased legal responsibility for states’ varying standards of service quality and may materially impact our operating costs.

      At the local level, wireless facilities typically are subject to zoning and land use regulation, and may be subject to fees for use of public rights of way. Although local and state governments cannot categorically prohibit the construction of wireless facilities in any community, or take actions that have the effect of prohibiting construction, securing state and local government approvals for new tower sites may become a more difficult and lengthy process.

      Cellular licensees are subject to certain Federal Aviation Administration regulations regarding the location, marking/ lighting and construction of towers. Each tower requiring FAA notification also requires tower registration with the FCC. In addition, our facilities may be subject to regulation by the Environmental Protection Agency and the environmental regulations of the FCC under the National Environmental Policy Act and of certain states and localities.

      The FCC does not presently specify the rates commercial mobile radio service providers may charge for their services, nor does it require the filing of tariffs for wireless operations. However, the FCC has the authority to regulate the rates, terms and conditions under which wireless carriers provide service because commercial mobile radio service providers are statutorily considered to be common carriers and thus are required to charge just and reasonable rates and are not allowed to engage in unreasonable discrimination. The FCC has adopted rules governing charges for long distance service (e.g., rate integration) and use of customer proprietary network information, but these rules have been vacated by the courts and are now subject to further FCC review. Additionally, the FCC has adopted rules governing billing practices and access to wireless services by the disabled. While none of these existing requirements have a material impact on our operations, there is no assurance that future regulatory changes may not materially impact us.

Concerns about health and safety risks may discourage use of wireless services, result in liability issues and materially adversely affect our business

      Media reports have suggested that radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, and thus decrease demand for wireless products and services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and medical devices.

      The Food and Drug Administration has issued guidelines for the use of wireless phones by pacemaker wearers. The FCC’s safety limits for human exposure to radio frequency emissions went into effect September 1, 2000. After September 1, 2000, if any facility, operation or device is found to be non-compliant with radio frequency emissions guidelines, and if any required environmental assessment has not been filed, penalties ranging from fines to license forfeiture may be imposed.

      Several lawsuits have been filed against us, other wireless carriers and other participants in the wireless industry, asserting product liability, breach of warranty, adverse health effects and other claims relating to radio frequency transmissions to and from handsets and wireless data devices. Some of these lawsuits allege other related claims, including negligence, strict liability, conspiracy and the misrepresentation of or failure to disclose these alleged health risks. The complaints seek substantial monetary damages as well as injunctive relief. The defense of these lawsuits may divert our management’s attention, we may incur significant expenses in defending these lawsuits and we may be required to pay significant awards or settlements.

      Additional studies of health effects of wireless services are ongoing and new studies are anticipated. If such further research establishes any link between the use of handsets and health problems, such as brain cancer, then usage of, and demand for our services may be significantly reduced, and we could be required to pay significant expenses in defending lawsuits and significant awards or settlements, any or all of which could have a material adverse effect on our business, operations and financial condition.

      We may also be subject to potential litigation relating to the use of handsets and wireless data devices while driving. Some studies have indicated that using these devices while driving may impair drivers’ attention. Legislation has been proposed in the United States Congress and many state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. To date, New York State and some municipalities in the United States, including Brooklyn, Ohio; Conshohocken, Pennsylvania; Hilltown Township, Pennsylvania; Lebanon, Pennsylvania; and Marlboro, New Jersey, have passed laws restricting the use of handsets, and similar laws have been enacted in other countries. Additionally, some jurisdictions have passed laws restricting the use of handsets by persons such as school bus drivers and novice drivers. These laws or, if passed, other laws prohibiting or restricting the use of wireless handsets while driving, could reduce sales, usage and revenues, any or all of which could have a material adverse effect on our business, operations and financial condition.

      Finally, we cannot be certain that we or the wireless industry in general may not be subject to litigation should a situation arise in which damage or harm occurs as a result of interference between a commercial mobile radio service provider such as us and a public safety licensee, such as a “911” emergency operator, or any failure of any such “911” emergency call while using our network.

Western Wireless International operates in certain countries with significant political, social and economic uncertainties which could have a material adverse effect on its operations in these countries

      Western Wireless International accounted for approximately 26% and 33% of our total revenues for the fiscal year ended December 31, 2002 and the six months ended June 30, 2003, respectively. We operate in countries in Eastern Europe, a republic of the former Soviet Union, Africa, the Caribbean and South America. These countries face significant political, social and/or economic uncertainties which could have a material adverse effect on our operations in these areas. These uncertainties include:

•	possible internal military conflicts and/or civil unrest fueled by economic and social crises in those countries;

•	political instability and bureaucratic infighting between government agencies with unclear and overlapping jurisdictions;

•	pervasive regulatory control of the state over the telecommunications industry; and

•	the failure by government entities to meet their outstanding foreign debt repayment obligations.

      We cannot assure you that the pursuit of economic reforms by the governments of any of these countries will continue or prove to be ultimately effective, particularly in the event of a change in leadership, social or political disruption or other circumstances affecting economic, political or social conditions.

Western Wireless International encounters enhanced economic, legal and physical risks by operating abroad

      Western Wireless International runs a number of risks by investing in foreign countries including:

•	loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks;

•	involuntary changes to the licenses issued by foreign governments;

•	changes in foreign and domestic laws and policies that govern operations of overseas-based companies;

•	amendments to, or different interpretations or implementations of, foreign tax laws and regulations that could adversely affect the profitability after tax of our joint ventures and subsidiaries;

•	criminal organizations in certain of the countries in which we operate that could threaten and intimidate our businesses; and

•	high levels of corruption and non-compliance with the law exist in many of the countries in which we operate businesses.

Certain of the government licenses on which Western Wireless International depends could be canceled or revoked, impairing the development of Western Wireless International’s operations in these countries, and making Western Wireless International liable for substantial penalties

      The licensing, construction, operation and ownership of communications systems, and the granting and renewal of applicable licenses and radio frequency allocations, are regulated by governmental entities in each of the countries in which Western Wireless International’s operating companies conduct business. Its failure or inability to renew these licenses may have a material adverse effect on our operations. In Europe, the licenses which allow Western Wireless International’s operating companies to provide wireless services were initially granted for terms of 15 or 20 years and in some cases there are not explicit provisions in the licenses which provide for renewal. Under the terms of the Ghana license, Western Wireless International’s operating company was required to meet certain customer levels and build-out requirements by February 2002. This company was unable to meet the required customer levels due to the inability of the regulator to provide spectrum and enforce interconnection with the incumbent telephone company and the National Communication Authority of Ghana has assessed a penalty claim of $71 million for not meeting these build-out requirements. Western Wireless International has contested this fine on the basis that the government and the National Communication Authority failed to deliver the key commitments of spectrum and interconnection and does not believe the enforcement of these penalties is probable, although there can be no assurance as to what actions the government may take.

Western Wireless International’s operating results will be impacted by foreign currency fluctuations

      Western Wireless International is exposed to risk from fluctuations in international economic conditions and foreign currency rate fluctuations which could have a material impact on its results of operations and financial condition. Certain of our international subsidiaries have functional currencies other than the United States dollar and their assets and liabilities are translated into United States dollars at exchange rates at the balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Accordingly, a depreciation in the United States dollar would result in an increase in our net loss.

If we lose any member of our management team, our business could suffer

      We depend on the continued services of our management team. If we fail to retain the services of any member of our senior management, our operating results may be adversely affected.

Risks Relating to the Exchange Notes

The exchange notes are effectively subordinated to all of our secured indebtedness and the existing and future liabilities of our subsidiaries

      The exchange notes are general unsecured, senior obligations of Western Wireless Corporation, ranking senior in right of payment to all of our subordinated debt and pari passu in right of payment to all of Western Wireless Corporation’s existing and future senior debt. The exchange notes will be effectively subordinated to all of Western Wireless Corporation’s existing and future secured debt, to the extent of the value of the assets securing such debt. Substantially all of our and our domestic subsidiaries’ assets are pledged as collateral for the indebtedness under the Credit Facility. Western Wireless Corporation’s principal operations are conducted through its subsidiaries, and Western Wireless Corporation is therefore dependent upon the cash flow of its subsidiaries to meet its obligations under the exchange notes. Western Wireless Corporation’s domestic subsidiaries guarantee the obligations under the Credit Facility; however, they will have no obligation to guarantee or otherwise pay amounts due under the exchange notes. Accordingly, the exchange notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. Any right of Western Wireless Corporation to receive assets of any subsidiary upon any liquidation or reorganization of that subsidiary (and the consequent right of holders of the exchange notes to receive the proceeds from the sale or liquidation of those assets) will be effectively subordinated to the claims of the subsidiary’s creditors, except to the extent that Western Wireless Corporation itself is recognized as a creditor of the subsidiary, and the rights of the holders of the exchange notes will also be effectively subordinated to the domestic subsidiary guarantees of the obligations under the Credit Facility. As of June 30, 2003, on a pro forma basis after giving effect to the issuance of the outstanding notes in July 2003, the prepayment of $400 million of indebtedness outstanding under our Credit Facility in July 2003 and the redemption of all of our approximately $383 million of outstanding Senior Subordinated Notes in August 2003, the total amount of our outstanding consolidated liabilities along with liabilities of our subsidiaries, including trade payables, was approximately $2.8 billion, of which approximately $1.3 billion were secured obligations, approximately $754.5 million were liabilities of our subsidiaries, $115 million consists of our Convertible Subordinated Notes and $600 million consists of the outstanding notes. For more information, see “Description of Notes — Ranking”.

      In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to all assets in which they hold a valid security interest. Holders of the exchange notes will participate ratably with all the holders of senior indebtedness (including senior secured creditors to the extent their security and the subsidiary guarantees do not cover all amounts owing the senior secured creditors), and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of our secured indebtedness.

We may not have the financial resources to repurchase the exchange notes upon the occurrence of a “change of control” or certain “asset dispositions” at the option of the holder

      In the event of a change of control of us, or certain asset dispositions by us or our subsidiaries, we will have to offer to repurchase all outstanding notes at a purchase price equal to 101% of the principal amount thereof. It is possible that we will not have, nor have access to, sufficient funds at the time of any such change of control or asset disposition to make the required repurchase of the exchange notes. The terms of our Credit Facility would currently prohibit us from repurchasing the exchange notes under these circumstances. In addition, we may enter into debt agreements in the future which restrict or prohibit such repurchases or require us to pay such debt upon occurrence of a change of control or an asset disposition. Further, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a change of control or an asset disposition under the terms of the exchange notes.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the exchange notes

      The market price of the exchange notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.

      The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the exchange notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that credit rating agencies will maintain their ratings on the Company or the exchange notes. A negative change in our rating could have an adverse effect on the market price of the exchange notes.

You may have difficulty selling the outstanding notes you do not exchange

      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes as described in the legend on the global securities representing the outstanding notes. There are restrictions on transfer of your outstanding notes because we issued the outstanding notes under an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. In addition, the trading market, if any, for the remaining outstanding notes will be adversely affected depending on the extent to which outstanding notes are tendered and accepted in the exchange offer.

You may have difficulty selling the exchange notes because there is no existing trading market for them

      The exchange notes are being offered to the holders of the outstanding notes, which were issued on July 16, 2003 to a small number of institutional investors. There is no existing trading market for the exchange notes and there can be no assurance that an active trading market will develop for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange and no one has informed us that they intend to make a market in the exchange notes. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. As a result, the market price of the exchange notes could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Statements made in this prospectus or in any documents incorporated by reference in this prospectus that are not based on historical fact, including, without limitation, statements containing the words “believes”, “may”, “will”, “estimate”, “continue”, “anticipates”, “intends”, “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to a number of risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and which may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others:

•	general economic and business conditions, nationally, internationally and in the regions and countries in which we operate;

•	demographic changes;

•	technology changes;

•	increased competition;

•	changes in business strategy or development plans;

•	our high leverage and our ability to access capital markets;

•	our ability to attract and retain qualified personnel;

•	existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

•	our ability and the cost of acquiring additional spectrum licenses;

•	product liability and other claims asserted against us; and

•	other factors referenced in this prospectus, including, without limitation, factors discussed under the captions “Summary” and “Risk Factors” or elsewhere in our reports filed with the Securities and Exchange Commission.

      Given these uncertainties, we caution you not to place undue reliance on such forward-looking statements. We also disclaim any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained in this prospectus to reflect future results, events or developments.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated:

										Six Months
	Year Ended December 31,									Ended June 30,

	1998		1999		2000	2001		2002		2003

Ratio of earnings to fixed charges	0.90	(1)	0.65	(1)	1.42	0.04	(1)	0.33	(1)	1.39

(1)	The deficiency of earnings to cover fixed charges for the year ended December 31, 1998 was $9.09 million, for the year ended December 31, 1999 was $35.20 million, for the year ended December 31, 2001 was $156.75 million, and for the year ended December 31, 2002 was $106.46 million.

USE OF PROCEEDS

      This exchange offer is intended to satisfy our obligations under an exchange and registration rights agreement we entered into with the initial purchasers of the outstanding notes. We will not receive proceeds from the issuance of the exchange notes we are offering. In consideration for issuing the exchange notes in exchange for outstanding notes as described in this prospectus, we will receive outstanding notes of like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      In connection with the sale of the outstanding notes, we entered into an exchange and registration rights agreement with the initial purchasers of those notes, pursuant to which we agreed to file and to use commercially reasonable efforts to cause to be declared effective by the Securities and Exchange Commission a registration statement with respect to the exchange of the outstanding notes for the exchange notes. See “Description of Notes — Registration Covenant; Exchange Offer.” We are making this exchange offer to fulfill our contractual obligations under that agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Pursuant to the exchange offer, we will issue the exchange notes in exchange for outstanding notes. The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes (1) will have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer (and related legends) applicable to the outstanding notes and (2) will not contain registration rights or provide for any increase in the interest rate related to our failure to fulfill our obligations under the exchange and registration rights agreement to register the outstanding notes and complete the exchange offer. The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture under which the outstanding notes were issued. See “Description of Notes” for more information on the terms of the exchange notes.

      We are not making the exchange offer to, and will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities and blue sky laws of that jurisdiction. When we refer to a “holder” with respect to the exchange offer, unless the context otherwise requires, we refer to any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by The Depository Trust Company (“DTC”), the book-entry transfer facility for the outstanding notes and the exchange notes, who desires to deliver such outstanding notes by book-entry transfer at DTC.

      We make no recommendation to the holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of outstanding notes must make their own decision whether and what aggregate amount of outstanding notes to tender pursuant to the exchange offer, after reading this entire prospectus (including the section entitled “Risk Factors” and the documents incorporated by reference in the prospectus) and the letter of transmittal that has been filed as an exhibit to the registration statement of which this prospectus is a part. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

Terms of the Exchange

      Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange outstanding notes that are properly tendered and not withdrawn at or before the expiration date. As of the date of this prospectus, $600,000,000 aggregate principal amount of the outstanding notes are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2003, to all holders of outstanding notes known to us. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. Outstanding notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of that amount.

      Our acceptance of a tender of outstanding notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

      The exchange offer will expire at 5:00 p.m., New York City Time, on                     , 2003. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term “expiration date” as used in this prospectus means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any outstanding notes by giving oral or written notice of the extension to the exchange agent. During any extension period, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offer.

      Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under “— Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under that heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the exchange agent as promptly as practicable. If we change the terms of the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. If the change is made less than five business days before the expiration date of the exchange offer, we will extend the offer so that holders will have at least five business days to tender. We will notify holders of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

Procedures for Tendering

Valid Tender

      Except as described below, a tendering holder must, prior to the expiration date, transmit to The Bank of New York, the exchange agent, at the address listed under the heading “— Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if outstanding notes are tendered in accordance with the book-entry procedures listed below, an agent’s message in lieu of the letter of transmittal.

      In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal; or

•	the exchange agent must receive, before the expiration date of the exchange offer, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted to the exchange agent’s account at DTC and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

      If the letter of transmittal is signed by a person other than the registered holder of outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder exactly as the name of the registered holder appears on the outstanding notes, and an “eligible institution” (as defined below) must guarantee the signature.

      If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

      By tendering, each holder will represent to us that (1) the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder, (2) neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, (3) the holder is not an “affiliate” (as defined in Rule 405 of the Securities Act) of Western Wireless Corporation or, if it is such an affiliate, that it understands and acknowledges that the exchange notes may not be offered for resale, resold or otherwise transferred by it without registration under, or an exemption from, the Securities Act, (4) the holder, if not a broker-dealer, is not engaged in and does not intend to engage in a distribution of the exchange notes, (5) the holder, if a broker-dealer, is receiving exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, and (6) the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will keep the registration statement of which this prospectus is a part effective for a period of up to 90 days after the exchange offer has been consummated in order to permit such resales of exchange notes by broker-dealers in after-market transactions. See “Plan of Distribution”.

      The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or outstanding notes to us.

      If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account.

Signature Guarantees

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution”.

      If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution”. An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

Book-Entry Transfer

      The exchange agent will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against that participant.

      Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under “— Exchange Agent” at or prior to the expiration date. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

      Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

      If a registered holder of outstanding notes desires to tender the outstanding notes, and the outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or the letter of transmittal or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

•	stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered,

•	stating that the tender is being made, and

•	guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Determination of Validity

      We will determine in our sole discretion all questions as to the validity, form and eligibility of outstanding notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts, acceptance and withdrawal of tenders. These determinations will be final and binding. We reserve the right to reject any particular outstanding note not properly tendered or of which our acceptance might, in our judgment, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding note, either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we will determine.

      Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of outstanding notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Outstanding Notes for Exchange; Issuance of Exchange Notes

      Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and not withdrawn. We will issue the exchange notes promptly after acceptance of the outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

      In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of:

•	certificates for the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	any other required documents.

      Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. In the case of outstanding notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each outstanding note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note.

Interest Payments on the Exchange Notes

      The exchange notes will bear interest from the most recent date on which interest has been paid on the outstanding notes exchanged therefor or, if no interest has been paid on such outstanding notes, from July 16, 2003. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from July 16, 2003. Outstanding notes accepted for exchange will cease to accrue interest from and after such date. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes.

Withdrawal Rights

      Tenders of outstanding notes may be withdrawn at any time prior to the expiration date of the exchange offer.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “— Exchange Agent” prior to the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person, which we refer to as the “depositor,” having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

•	contain a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which the outstanding notes are registered, if different from that of the depositor.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If outstanding notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      Any outstanding notes properly withdrawn will be deemed not to have been validly tendered for exchange. Exchange notes will not be issued in exchange unless the outstanding notes so withdrawn are validly re-tendered. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under “— Procedures for Tendering” above at any time at or before the expiration date.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination will be final and binding on all parties.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes, and, as described below, may terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any of the conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	the exchange notes to be received will not be tradable by the holder, without restriction under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and without material restrictions under the securities or blue sky laws of substantially all of the states of the United States;

•	the exchange offer, or the making of an exchange by a holder of outstanding notes, violates any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      In addition, we will not be obligated to accept for exchange outstanding notes of any holder that has not made to us:

•	the representations described under “Procedures for Tendering” and in the letter of transmittal; and

•	any other representations that may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

      If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive either such condition or otherwise amend the terms of the exchange offer in any respect. See “— Expiration, Extension and Amendment” above.

Exchange Agent

      We have appointed The Bank of New York as the exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents, and all questions and requests for assistance relating to the exchange offer, should be directed to the exchange agent as follows:

By Registered or Certified	By Regular Mail or	By Facsimile (for Eligible
Mail or By Hand:	Overnight Delivery:	Institutions only):
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — Floor 7E New York, NY 10286 Attention: Enrique Lopez	The Bank of New York Corporate Trust Window 101 Barclay Street — Floor 7E New York, NY 10286 Attention: Enrique Lopez	(212) 298-1915 Confirm by Telephone: (212) 815-2742

For Information Call: [                    ]

      Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      The principal solicitation is being made by mail by The Bank of New York, as exchange agent; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by our officers and regular employees or those of our affiliates. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the exchange notes, filing fees, blue sky fees, accounting and legal fees and printing and distribution expenses.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Repurchase of Outstanding Notes

      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any outstanding notes that are not tendered in the exchange offer.

DESCRIPTION OF NOTES

      As used in this “Description of Notes” section, references to “Western Wireless,” “we,” “our” or “us” refer solely to Western Wireless Corporation and not to our subsidiaries, unless the context otherwise requires. For purposes of this “Description of Notes” section all references herein to “notes” shall be deemed to refer collectively to the outstanding notes and the exchange notes, unless the context otherwise requires.

      We will issue the exchange notes under the same indenture, dated as of July 16, 2003, between us and The Bank of New York, as trustee, under which the outstanding notes were issued, as the same may be amended or supplemented from time to time. By its terms the indenture incorporates certain provisions of the Trust Indenture Act of 1939 as in effect on the date of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

      The terms of the exchange notes and the outstanding notes are identical in all material respects, except that:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	the exchange notes will not contain provisions relating to the payment of liquidated damages (such liquidated damages are referred to as “special interest”) to the holders under circumstances related to the registration of the outstanding notes and the timing of the exchange offer.

      The outstanding notes and the exchange notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and repurchases.

      The following describes the material terms and provisions of the notes. This description is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, the notes and the exchange and registration rights agreement, which are included as exhibits to the registration statement of which this prospectus is a part. Definitions relating to certain capitalized terms used in this description are set forth under “— Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture and such definitions are incorporated herein by reference.

General

      The notes:

•	are general unsecured, senior obligations of the Company;

•	mature on July 15, 2013; and

•	bear interest at the rate of 9.250% per annum.

      Interest is paid semi-annually on January 15 and July 15 of each year, commencing January 15, 2004, to the registered holder at the close of business on the preceding January 1 or July 1.

Methods of Receiving Payments on the Notes

      Principal of, premium, if any, and interest on the notes will be payable at the office or agency maintained for such purpose or, at the Company’s option, may be paid in same-day funds by wire transfer to an account maintained by the payee located inside the United States (if the trustee shall have received proper wire transfer instructions from such payee not later than the Business Day before the related interest payment date, maturity date, redemption date or repurchase date) or, if no such instructions have been received, by check drawn on a bank in New York City mailed to the payee at its address set forth on the registrar’s books. Until otherwise designated by the Company, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee in the Borough of Manhattan, The City of New York.

Ranking

      The notes:

•	are general unsecured, senior obligations of the Company;

•	rank equally in right of payment to all existing and future senior unsecured obligations of the Company; and

•	rank senior in right of payment to all existing and future subordinated obligations of the Company, including the Convertible Subordinated Notes.

      Holders of secured obligations of the Company (including those obligations secured under the Credit Facility) will, however, have claims that are prior to the claims of the holders of the notes with respect to the assets securing those other obligations. Substantially all of the Company’s and its domestic Subsidiaries’ assets are pledged as security for the indebtedness under the Credit Facility.

      The Company’s principal operations are conducted through its Subsidiaries, and the Company is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations under the notes. The Company’s domestic Subsidiaries guarantee the obligations under the Credit Facility; however, the Company’s Subsidiaries have no obligation to guarantee or otherwise pay amounts due under the notes. Accordingly, the notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables), of the Company’s Subsidiaries. Any right of the Company to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of holders of the notes to receive the proceeds from the sale or liquidation of those assets) are effectively subordinated to the claims of the Subsidiary’s creditors, except to the extent that the Company itself is recognized as a creditor of the Subsidiary, and the rights of the holders of the notes are also effectively subordinated to domestic subsidiary guarantees of the obligations under the Credit Facility.

      As of June 30, 2003, on a pro forma basis after giving effect to the issuance of the outstanding notes in July 2003, the prepayment of $400 million of indebtedness outstanding under our Credit Facility in July 2003 and the redemption of all of our approximately $383 million of outstanding Senior Subordinated Notes in August 2003, the total amount of our outstanding consolidated liabilities along with liabilities of our subsidiaries, including trade payables, was approximately $2.8 billion, of which approximately $1.3 billion were secured obligations, approximately $754.5 million were liabilities of our subsidiaries, $115 million consists of our Convertible Subordinated Notes and $600 million consists of the outstanding notes. For more information, see “Description of Notes — Ranking”.

Optional Redemption

      Prior to July 15, 2008, the notes may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, plus, for (i) or (ii) above, whichever is applicable, accrued and unpaid interest on such notes to but excluding the date fixed for redemption.

      The Company may redeem the notes, in whole or from time to time in part, at any time on or after July 15, 2008, at the redemption prices (expressed as percentages of principal amount) set forth below, plus an amount equal to all accrued and unpaid interest to but excluding the date fixed for redemption, if redeemed during the 12-month period beginning July 15 of each of the years set forth below:

Year	Redemption Price

2008	104.625%
2009	103.083%
2010	101.542%
2011 and thereafter	100.000%

      Notwithstanding the previous two paragraphs, on or before July 15, 2006, the Company may at its option, apply Qualified Capital Stock Proceeds and Affiliate and Related Person Proceeds to redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 109.250% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to but excluding the date fixed for redemption. No sinking fund is provided for the notes.

Selection and Notice

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

•	If the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

•	If the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

      No notes of $1,000 or less will be redeemed in part. Notices of any optional redemption of any notes (or portions of them) will be mailed by first class mail not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of notes to be redeemed at its registered address. The notice of redemption shall state the redemption date, the redemption price, that on the redemption date the redemption price will become due and payable upon each note to be redeemed and the place or places where such notes are to be surrendered for payment of the redemption price. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Registration Covenant; Exchange Offer

      The Company entered into an exchange and registration rights agreement, dated July 16, 2003, with the initial purchasers of the outstanding notes, pursuant to which the Company agreed, for the benefit of the holders of the outstanding notes, (i) to file with the Securities and Exchange Commission, within 60 days following the closing of the offering of the outstanding notes, a registration statement under the Securities Act relating to an offer to exchange pursuant to which exchange notes substantially identical to the outstanding notes (except that such exchange notes will not contain certain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding notes tendered at the option of the holders thereof and (ii) to use commercially reasonable efforts to cause the exchange offer registration statement to become effective as soon as practicable thereafter, but no later than 150 days after the closing of the offering of the outstanding notes. The Company has further agreed to commence and complete the exchange offer promptly, but no later than 45 days, after the exchange offer registration statement has become effective, hold such offer open for at least 20 Business Days and issue exchange notes for all outstanding notes validly tendered and not withdrawn before the expiration of such offer.

      Under existing Securities and Exchange Commission interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that participating broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the exchange notes. The Securities and Exchange Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of any unsold allotment from the original sale of the outstanding notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the exchange and registration rights agreement, the Company is required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes acquired by such participating broker-dealers in after-market transactions. The exchange offer registration statement will be kept effective for a period of up to 90 days after the exchange offer has been consummated in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions. Each holder of the outstanding notes (other than certain specified holders) who wishes to exchange such outstanding notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an Affiliate of the Company.

      However, if (i) on or before the date of consummation of the exchange offer the existing Securities and Exchange Commission interpretations are changed such that the exchange notes would not in general be freely transferable on such date, (ii) the exchange offer has not been completed within 255 days following the closing of the offering of the outstanding notes or (iii) the exchange offer is not available to any holder of the outstanding notes, the Company will, in lieu of effecting registration of the exchange notes, file as soon as practicable, but no later than 60 days after the time such obligation to file arises, a registration statement under the Securities Act relating to a shelf registration of the outstanding notes for resale by holders. The Company has agreed to use commercially reasonable efforts to cause the shelf registration statement to become or be declared effective no later than 150 days after such shelf registration statement is filed and to keep such shelf registration statement effective (except for one or more periods not to exceed an aggregate of 30 days in any three-month period or an aggregate of 90 days in any twelve-month period) for a period ending on the earlier of the second anniversary of the effective time thereof or such time as there are no longer any registrable notes outstanding. The Company will, in the event the shelf registration statement is filed, provide to holders of the outstanding notes copies of the prospectus that is a part of the shelf registration statement, notify such holders when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of outstanding notes that sells such outstanding notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification and contribution obligations).

      Although the Company has filed the exchange offer registration statement and, to the extent required, intends to file the shelf registration statement, there can be no assurance that any required shelf registration statement will be filed or, if filed, that it or the exchange offer registration statement will become effective. The exchange and registration rights agreement provides that in the event that:

(i) the Company has not filed the exchange offer registration statement or the shelf registration statement on or before the date on which such registration statement is required to be filed;

(ii) such exchange offer registration statement or shelf registration statement has not become effective or been declared effective by the Securities and Exchange Commission on or before the date on which such registration statement is required to be declared effective;

(iii) the exchange offer has not been completed within 45 days after the initial effective date of the exchange offer registration statement relating to the exchange offer (if the exchange offer is then required to be made) (it being understood that the Company shall only be required to hold the exchange offer open for at least 20 Business Days); or

(iv) any registration statement required is filed and declared effective but shall thereafter either be withdrawn by the Company or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iv), a “registration default”; provided, that no more than one registration default shall be deemed to be in effect at any one time), then, as liquidated damages for such registration default, special interest will accrue (in addition to the stated interest on the outstanding notes) at the rate of .25% per annum on the principal amount of the outstanding notes for the period from the first day on which the registration default occurs to the first day on which no registration default is in effect. For each 90-day period that the Registration Default continues, the per annum rate of such special interest will increase by an additional 0.25%; provided, that such rate shall in no event exceed 1.0% per annum in the aggregate. Special interest, if any, will be payable in cash semiannually in arrears on each June 15 and December 15 and will be computed on the basis of a 365 or 366 day year, as the case may be, and the number of days actually elapsed.

      Notwithstanding the foregoing, the Company will not pay special interest on the outstanding notes as a result of a registration default under certain circumstances related to pending corporate developments, public filings with the Securities and Exchange Commission and similar events (provided that such periods do not exceed an aggregate of 30 days in any three-month period or an aggregate of 90 days in any twelve-month period).

      The summary herein of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, which is included as an exhibit to the registration statement of which this prospectus is a part.

Change of Control

      Upon the occurrence of a Change of Control, each holder of a note shall have the right to have such note repurchased by the Company on the terms and conditions set forth in the indenture. The Company shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase to holders of all notes outstanding at a purchase price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to but excluding the Purchase Date.

      “Change of Control” means:

(i) directly or indirectly a sale, transfer or other conveyance of all or substantially all the assets of the Company, on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), excluding sales, transfers or conveyances to or among the Company’s Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons that are not Stanton Entities or Affiliates of the Stanton Entities own more than 50% of the total Voting Power of the transferee entity immediately after such transaction; provided, that no Change of Control shall be deemed to occur pursuant to this clause (i) if the transferee entity is a Person with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P and Moody’s for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency);

(ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Stanton Entities or Affiliates of the Stanton

Entities, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have “beneficial ownership” of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Power of the Company; provided, that no Change of Control shall be deemed to occur pursuant to this clause (ii) if such Person or group of Persons is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if such debt securities are rated Investment Grade by S&P and Moody’s for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency); or

(iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

      Even though the Company may become obligated to repurchase any notes outstanding upon the occurrence of a Change of Control, it may not have sufficient funds to pay the repurchase price on the repurchase date. The terms of the Credit Facility would currently prohibit the Company from repurchasing the notes under these circumstances. In addition, the Company may enter into debt agreements in the future which restrict or prohibit such repurchases or require it to pay such debt upon the occurrence of a Change of Control. See “Risk Factors — We may not have the financial resources to repurchase the exchange notes upon the occurrence of a “change of control” or certain “asset dispositions” at the option of a holder”.

      The Company will comply with any tender offer rules under the Exchange Act that may be applicable in connection with any Offer to Purchase.

      The definition of a Change of Control includes a phrase relating to the sale, transfer or other conveyance of “all or substantially all” of the assets of the Company, on a consolidated basis. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such holder’s notes as a result of a sale, transfer or other conveyance of less than all of the assets of the Company to another Person or group of Persons may be uncertain.

Covenants

Limitation on Consolidated Indebtedness

      The indenture prohibits the Company and any of its Restricted Subsidiaries from Incurring any Indebtedness (including Acquired Indebtedness) unless the Company’s Indebtedness to EBITDA Ratio at the end of the fiscal quarter immediately preceding the Incurrence of such Indebtedness, after giving pro forma effect thereto, is less than 7.0 to 1.

      Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the foregoing limitations:

(i) Indebtedness evidenced by the notes or otherwise arising under the indenture;

(ii) Indebtedness of the Company or any Restricted Subsidiary, as the case may be, under the Credit Facility (including any letters of credit issued thereunder) in an amount which, together with any amount remaining outstanding or committed under the Credit Facility, does not exceed $2.2 billion outstanding; provided, that this clause (ii) shall not prohibit the Company or any Restricted Subsidiary from Incurring additional Indebtedness under the Credit Facility otherwise permitted pursuant to this covenant;

(iii) the Incurrence by the Company or any Restricted Subsidiary of Acquired Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary and the Incurrence by a Restricted Subsidiary of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided, that in the case of any such Incurrence of Acquired Indebtedness, such Acquired Indebtedness was Incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, the acquisition by the Company or a Restricted Subsidiary; and provided, further, that in the case of any Incurrence pursuant to this clause (iii), as a result of such acquisition by the Company or a Restricted Subsidiary, the Company and its Restricted Subsidiaries would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph of this covenant;

(iv) Indebtedness of the Company or any Restricted Subsidiary that is Incurred, outstanding or committed for the acquisition, construction, development, expansion or improvement by the Company or any Restricted Subsidiary of assets in the Wireless Communications Business or Capital Stock of any Person in the Wireless Communications Business; provided, that the amount of such Indebtedness at any time outstanding (together with any Acquired Indebtedness assumed in connection with the acquisition of such assets or Capital Stock) does not exceed 100% of the Fair Market Value of such assets or Capital Stock;

(v) Indebtedness of the Company or any Wholly Owned Restricted Subsidiary of the Company owing to the Company or any Wholly Owned Restricted Subsidiary of the Company;

(vi) Indebtedness of the Company or any Restricted Subsidiary to replace, renew, extend, refinance or refund any Indebtedness of the Company or any Restricted Subsidiary outstanding or committed on the date of the replacement, renewal, extension, refinancing or refunding other than Indebtedness Incurred pursuant to clause (ii) or (v); provided, however, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so replaced, renewed, extended, refinanced or refunded plus financing fees and other expenses associated therewith; provided, further, that (a) such replacing, renewing, extending, refinancing or refunding Indebtedness shall have no mandatory repayments or redemptions prior to the Indebtedness being replaced, renewed, extended, refinanced or refunded and (b) in the case of any replacing, renewing, extending, refinancing or refunding of Indebtedness pari passu to the notes, the replacing, renewing, extending, refinancing or refunding Indebtedness is made pari passu or subordinated to the notes and, in the case of any replacing, renewing, extending, refinancing or refunding of Indebtedness subordinated to the notes, the replacing, extending, refinancing or refunding Indebtedness is made subordinate to the notes to substantially the same extent as the Indebtedness replaced, renewed, extended, refinanced or refunded;

(vii) Indebtedness Incurred by the Company or any Restricted Subsidiary under Interest Hedge Agreements to hedge permitted Indebtedness or Currency Hedging Agreements;

(viii) Indebtedness of the Company or any Restricted Subsidiary under (or constituting reimbursement obligations with respect to) letters of credit, performance or surety bonds or similar instruments Incurred in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance; provided, however, that upon the drawing of any such letter of credit or other instrument, such obligations are reimbursed within 90 days following such drawing;

(ix) Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing any obligation of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

(x) Indebtedness due and owing to governmental entities in connection with telecommunications license fees or Indebtedness Incurred to finance the payment of deposits with and licensing fees to the Federal Communications Commission in connection with Federal Communications Commission license auctions;

(xi) Indebtedness of the Company or any of its Restricted Subsidiaries, as the case may be, that is outstanding or committed at the time of the issuance of the outstanding notes; or

(xii) Indebtedness of the Company or any Restricted Subsidiary that is outstanding or committed, other than Indebtedness permitted pursuant to clauses (i) through (xi) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (xii), does not exceed $100 million at any time outstanding or committed.

      For purposes of determining any particular amount of Indebtedness under the foregoing clauses, (i) guarantees, Liens or other obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (ii) any Liens granted pursuant to the equal and ratable provision described below under “— Limitation on Liens” shall not be treated as Indebtedness.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant or would be entitled to be Incurred pursuant to the first paragraph hereof, the Company, in its sole discretion, shall classify, and from time to time may reclassify (in whole or in part), such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness in one of such clauses.

Limitation on Certain Asset Dispositions

      The indenture prohibits the Company or any Restricted Subsidiary from making any Asset Disposition in one or more related transactions that result in aggregate net proceeds in excess of $10 million unless:

(i) the consideration received at the time of such Asset Disposition is at least equal to the Fair Market Value of the assets as determined by the Board of Directors of the Company (which determination will be evidenced by a Board Resolution);

(ii) (A) at least 75% of the consideration received consists of cash or readily marketable cash equivalents or the assumption of Indebtedness of the Company or any Restricted Subsidiary or (B) so long as no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred and is continuing, the consideration paid to the Company or such Restricted Subsidiary consists of assets or Capital Stock of a Wireless Communications Business; and

(iii) all the Net Available Proceeds shall be applied (a) first, to the payment of Indebtedness (or Indebtedness of such Restricted Subsidiary, as the case may be) then outstanding under the Credit Facility or which is secured by the property subject to such Asset Disposition; (b) second, to make an Offer to Purchase any notes outstanding at a purchase price equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest to but excluding the Purchase Date and any other offer to purchase required under the terms of Indebtedness that is pari passu to the notes, on a pro rata basis; and (c) third, to the repayment of other Indebtedness of the Company or a Restricted Subsidiary.

      Notwithstanding clause (iii) of the preceding paragraph, the indenture does not require the Company to repay any Indebtedness (or Indebtedness of such Restricted Subsidiary, as the case may be) then outstanding under the Credit Facility or which is secured by the property subject to such Asset Disposition, to make an Offer to Purchase any notes outstanding or to repay any other Indebtedness with the proceeds of any Asset Disposition to the extent that the Net Available Proceeds from any Asset Disposition are invested within 365 days of such Asset Disposition in assets or an entity in the Wireless Communications Business or the Company or a Restricted Subsidiary shall have entered into a binding agreement to invest in such assets or entity and such investment shall have been consummated within eighteen months of such Asset Disposition.

      For purposes of the foregoing, “Net Available Proceeds” means the aggregate amount of cash (including any other consideration that is converted into cash) received by the Company or a Restricted Subsidiary in respect of such an Asset Disposition, less the sum of (i) all fees, commissions and other expenses Incurred in connection with such Asset Disposition, including the amount of income taxes required to be paid by the Company or a Restricted Subsidiary in connection therewith, and (ii) the aggregate amount of cash so received which is used to retire any existing Indebtedness of the Company or a Restricted Subsidiary which is required to be repaid in connection therewith.

      Even though the Company may become obligated to repurchase any notes outstanding as a result of an Asset Disposition, it may not have sufficient funds to pay the repurchase price on the repurchase date. The terms of the Credit Facility would currently prohibit the Company from repurchasing the notes under these circumstances.

      In addition, the Company may enter into debt agreements in the future which restrict or prohibit such repurchases or require it to pay such debt upon the occurrence of an Asset Disposition. See “Risk Factors — We may not have the financial resources to repurchase the exchange notes upon the occurrence of a “change of control” or certain “asset dispositions” at the option of a holder”.

Limitation on Restricted Payments

      The indenture prohibits the Company or any Restricted Subsidiary from making any Restricted Payment unless after giving effect thereto:

(a) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing;

(b) the Company would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the provision of the indenture described in the first paragraph under “— Limitation on Consolidated Indebtedness”; and

(c) the total of all Restricted Payments made on or after the date of the indenture does not exceed the sum of:

(i) Cumulative EBITDA less 1.6 times Cumulative Interest Expense;

(ii) 100% of the aggregate Affiliate and Related Person Proceeds and Qualified Capital Stock Proceeds of the Company after January 1, 2003; and

(iii) an amount equal to the sum of the amounts received by the Company or a Restricted Subsidiary resulting from:

(A) payments of interest, dividends, repayment of loans or advances, commissions or advances, or other transfers or distributions of property made in each case to the Company or any Restricted Subsidiary from any Person (other than from a Restricted Subsidiary) after January 1, 2003;

(B) the net cash proceeds received after January 1, 2003 from the sale or disposition of the Capital Stock or assets of an Unrestricted Subsidiary, or from the liquidation of an Unrestricted Subsidiary;

(C) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, in which case the aggregate amount deemed to be received by the Company or a Restricted Subsidiary as a result of such redesignation shall be the amount of the net reduction in Investments, which will not exceed the amount of such Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary, as the case may be, that were treated as Restricted Payments; and

(iv) $100 million.

      The foregoing provision shall not be violated, so long as no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing (other than in the case of clause (ii)), by reason of:

(i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision;

(ii) any refinancing of any Indebtedness otherwise permitted under the provision of the indenture described under clause (ii) or (v) of “— Limitation on Consolidated Indebtedness”;

(iii) Permitted Joint Venture Investments;

(iv) so long as the Credit Facility is in effect, Restricted Payments permitted by the terms of the Credit Facility on the date of the indenture or, if more restrictive, on the date of the Restricted Payment;

(v) the redemption, repurchase or other acquisition or retirement for value of any Indebtedness of the Company subordinated to the notes in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of Capital Stock of the Company (other than Disqualified Stock), or from the Incurrence of Indebtedness permitted under the provision of the indenture described under clause (vi) of “— Limitation on Consolidated Indebtedness”;

(vi) the redemption, repurchase or other acquisition or retirement for value of any Capital Stock of the Company in exchange for or out of the proceeds of the substantially concurrent sale (other to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company;

(vii) the redemption, repurchase or other acquisition or retirement for value of any Capital Stock of the Company held by present or former employees, officers or directors of the Company or any of its Subsidiaries; provided, that the aggregate price paid for all such redeemed, repurchased or otherwise acquired or retired Capital Stock shall not exceed $2.0 million in any fiscal year;

(viii) the redemption, repurchase or other acquisition or retirement for value of any Capital Stock of the Company, to the extent necessary in the good faith judgment of the Board of Directors of the Company (evidenced by a Board Resolution delivered to the trustee) to prevent the loss or secure the renewal or reinstatement of any material license or franchise held by the Company or any Restricted Subsidiary from any government agency;

(ix) the repurchase of Indebtedness subordinated to the notes at a purchase price not greater than 101% of the principal amount thereof (plus accrued and unpaid interest) pursuant to a mandatory offer to repurchase made after a change of control or asset disposition; provided, that the Company first makes an Offer to Purchase the notes (and repurchases all tendered notes) pursuant to the provision of the indenture described under (A) “— Change of Control” (whether or not a Change of Control has occurred for purposes of the indenture) or (B) “— Limitation on Certain Asset Dispositions” (whether or not an Asset Disposition has occurred for purposes of the indenture);

(x) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(xi) the purchase or redemption of the Senior Subordinated Notes, including any prepayment premium, financing fees and other expenses associated therewith; and

(xii) so long as the Indebtedness to EBITDA Ratio at the end of the fiscal quarter immediately preceding the relevant determination date, after giving pro forma effect thereto, is less than 4.0 to 1, the distribution or spin-off of all or a portion of the Capital Stock of one or more international Unrestricted Subsidiaries of the Company to the stockholders of the Company.

Limitations Concerning Distributions and Transfers by Restricted Subsidiaries

      The indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to:

(i) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to the Company or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary;

(ii) make any loans or advances to the Company or any Restricted Subsidiary; or

(iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

      Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition pursuant to:

(i) (A) the Indebtedness permitted under the Credit Facility pursuant to clause (ii) under “— Limitation on Consolidated Indebtedness” or (B) any agreement in effect on the date of the indenture;

(ii) an agreement entered into after the date of the indenture relating to any Indebtedness the Incurrence of which is permitted under the indenture, provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive in the aggregate in any material respect than those contained in the indenture;

(iii) an agreement relating to such Restricted Subsidiary or assets acquired by it which was in effect prior to the date on which such Restricted Subsidiary or assets were acquired by the Company other than in connection with or in anticipation of such acquisition;

(iv) restrictions with respect solely to a Restricted Subsidiary of the Company imposed pursuant to an agreement that was entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Capital Stock or assets being sold of such Restricted Subsidiary;

(v) an agreement relating to Indebtedness permitted to be Incurred pursuant to clause (iv) of the provision of the indenture described under “— Limitation on Consolidated Indebtedness” to the extent such restriction or prohibition relates to the property relating to such Indebtedness;

(vi) customary provisions in joint venture agreements to the extent such provisions relate to the activities and assets of a Permitted Joint Venture; or

(vii) an agreement effecting an amendment, supplement, restatement, replacement, renewal, extension, refinancing or refunding of any agreement described in clauses (i) through (vi) above; provided, however, that the provisions contained in such amendment, supplement, restatement, replacement, renewal, extension, refinancing or refunding agreement relating to such encumbrance or restriction are no more restrictive in the aggregate in any material respect than the provisions contained in the agreement the subject thereof.

Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries

      Subject to the provisions of the indenture described under “— Consolidation, Merger, Conveyance, Transfer or Lease”, the indenture provides that the Company will not, and will not permit any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such Wholly Owned Restricted Subsidiary or any other Wholly Owned Restricted Subsidiary to any Person other than the Company or a Wholly Owned Restricted Subsidiary; and shall not permit any Wholly Owned Restricted Subsidiary to issue shares of its Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company or a Wholly

Owned Restricted Subsidiary. Notwithstanding the foregoing, the Company may, and may allow any Wholly Owned Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such Wholly Owned Restricted Subsidiary or of any other Wholly Owned Restricted Subsidiary or allow any Wholly Owned Restricted Subsidiary to issue Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person provided that all the Capital Stock of such Wholly Owned Restricted Subsidiary is sold or otherwise disposed of and provided that such sale or disposition is effected in accordance with the terms of the provision of the indenture described under “— Limitation on Certain Asset Dispositions”.

     Limitations on Transactions with Affiliates and Related Persons

      The indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into any transaction involving aggregate consideration in excess of $5 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person, unless a majority of the disinterested members of the Board of Directors of the Company determines (which determination will be evidenced by a Board Resolution) that:

(i) such transaction is in the best interests of the Company or such Restricted Subsidiary; and

(ii) such transaction is on terms that are no less favorable to the Company or a Restricted Subsidiary than those which might be obtained in arm’s-length transactions with a third party at the time.

      The foregoing provisions will not apply to the following:

(i) transactions between or among the Company and/or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by the provisions of the indenture described above under “— Limitation on Restricted Payments”;

(iii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary; and

(iv) any agreement as in effect on the date of the indenture or any amendment, supplement, restatement, replacement, renewal, extension, refinancing or refunding thereof or thereto (so long as any such amendment, supplement, restatement, replacement, renewal, extension, refinancing or refunding is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby.

Limitation on Liens

      The indenture provides that the Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness that is pari passu or subordinated to the notes without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes:

(i) equally and ratably with such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured; or

(ii) in the event such Indebtedness is Indebtedness of the Company which is subordinate in right of payment to the notes, prior to such Indebtedness as to such property or assets for so long as such Indebtedness will be so secured.

      The foregoing restrictions shall not apply to:

(i) Liens existing in respect of any Indebtedness (A) that is permitted under the Credit Facility pursuant to clause (ii) under “— Limitation on Consolidated Indebtedness” or (B) that exists on the date of the indenture;

(ii) Liens in favor of the Company or Liens in favor of a Wholly Owned Restricted Subsidiary of the Company on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of the Company;

(iii) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction, development, expansion or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any other property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the indenture;

(iv) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition);

(v) Liens on any Capital Stock or assets of any Unrestricted Subsidiary of the Company securing Indebtedness of such Subsidiary that is Non-Recourse Indebtedness;

(vi) Liens to secure the performance of statutory obligations, performance or surety bonds or other obligations of a like nature Incurred in the ordinary course of business (other than obligations for the payment of money);

(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided, that any reserve or other appropriate provision as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

(viii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due, are bonded or are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

(ix) Liens securing Interest Hedge Agreements or Currency Hedging Agreements;

(x) Liens securing any Indebtedness of any of the Restricted Subsidiaries of the Company that was permitted to be Incurred under the indenture; or

(xi) Liens to secure Indebtedness to replace, extend, renew, refinance or refund (or successive replacements, extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (i), (iii), (iv), (v), (ix) and (x) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the indenture described under clause (ii) or (vi) of “— Limitation on Consolidated Indebtedness”.

Consolidation, Merger, Conveyance, Transfer or Lease

      The indenture provides that the Company will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into the Company, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of its assets to, any Person unless:

(i) (a) the Company is the surviving entity or (b) if the Company is not the surviving entity then the successor or transferee assumes all the obligations of the Company under the notes and the indenture;

(ii) immediately after giving effect to such transaction, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provision of the indenture described in the first paragraph under “— Limitation on Consolidated Indebtedness”;

(iii) after giving effect to such transaction no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred; and

(iv) an Officers’ Certificate and an Opinion of Counsel covering such conditions shall be delivered to the trustee.

      The successor entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor entity shall be released from all its obligations under the indenture and the notes.

Events of Default and Remedies

      The following are Events of Default under the indenture:

(i) failure to pay the principal of or premium, if any, on the notes at maturity;

(ii) failure to pay any interest on the notes when it becomes due and payable continued for 30 days;

(iii) failure, on the applicable Purchase Date, to purchase notes required to be purchased by the Company pursuant to an Offer to Purchase as to which an Offer to Purchase has been mailed to holders;

(iv) failure to perform or comply with the provisions of the indenture described under “— Consolidation, Merger, Conveyance, Transfer or Lease”;

(v) failure to perform any other covenant or agreement of the Company under the indenture continued for 30 days after written notice to the Company by the trustee or holders of at least 25% in aggregate principal amount of notes outstanding;

(vi) default by the Company or any Restricted Subsidiary under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $5 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity;

(vii) the rendering of a final judgment or judgments against the Company or a Restricted Subsidiary in an amount in excess of $20 million which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and

(viii) certain events of bankruptcy, insolvency or reorganization affecting the Company or a Restricted Subsidiary.

      If an Event of Default, other than an event described under (viii) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes by notice as provided in the indenture, may declare the principal amount of the notes to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of notes outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of the notes, have been cured or waived as provided in the indenture. If an Event of Default described under (viii) above shall occur, the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

      No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of an Event of Default and unless the holders of at least 25% in aggregate principal amount of the notes outstanding shall have made written request to the trustee and the trustee shall not have received from the holders of a majority in aggregate principal amount of the notes outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note. The holders of a majority in aggregate principal amount of the notes outstanding may waive any existing Event of Default except an Event of Default in the payment of interest or principal (including premium, if any) on the notes.

Certain Definitions

      “Acquired Indebtedness” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including without limitation, Indebtedness Incurred in connection with or in contemplation of such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Affiliate and Related Person Proceeds” means any cash payment received by the Company or any Restricted Subsidiary from any Affiliate or Related Person from any transaction permitted under the provisions of the indenture described under “— Limitations on Transactions with Affiliates and Related Persons”.

      “Asset Disposition” by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of:

(i) shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person;

(ii) all or substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business; or

(iii) other assets or rights of such Person or any of its Restricted Subsidiaries having a Fair Market Value greater than $100,000.

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(i) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments”;

(ii) sales or other dispositions of inventory and obsolete equipment in the ordinary course of business and of receivables;

(iii) any sale or other disposition of any or all the Capital Stock or assets of an Unrestricted Subsidiary; or

(iv) any sale or other disposition of cash or cash equivalents.

      “Board of Directors” means:

(i) with respect to a corporation, the board of directors of the corporation or any duly authorized committee of such board of directors;

(ii) with respect to a partnership, the board of directors of the general partner of the partnership; and

(iii) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the trustee.

      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, the State of Washington or the State of California are authorized or obligated by law or executive order to close.

      “Capital Lease Obligation” means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with generally accepted accounting principles.

      “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of stock of, or other ownership interests in, such Person.

      “Consolidated Income Tax Expense” of any Person means for any period the provision for income taxes of such Person and its Consolidated Restricted Subsidiaries for such period.

      “Consolidated Indebtedness” of any Person means at any date the Indebtedness of such Person and its Consolidated Restricted Subsidiaries at such date.

      “Consolidated Interest Expense” of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Hedge Agreements but without deduction of interest income) of such Person and its Consolidated Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of):

(i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles;

(ii) the amortization of Indebtedness discounts;

(iii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities;

(iv) fees with respect to Interest Hedge Agreements;

(v) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and

(vi) Preferred Stock dividends declared and payable in cash.

      “Consolidated Net Income” of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided, that there shall be excluded therefrom (to the extent included and without duplication):

(i) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the date of the indenture in a pooling-of-interests transaction for any period prior to the date of such transaction;

(ii) the net income (or loss) of any Person that is not a Consolidated Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period;

(iii) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business; and

(iv) all extraordinary gains and extraordinary losses.

      “Consolidated Restricted Subsidiary” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with generally accepted accounting principles other than Unrestricted Subsidiaries.

      “Convertible Subordinated Notes” means the Company’s 4.625% Convertible Subordinated Notes due 2023.

      “Credit Facility” means the Loan Agreement, dated as of April 25, 2000, among the Company, TD Securities (USA) Inc., as Arranger, Bank of America, N.A., The Chase Manhattan Bank and Barclays Bank PLC, as Co-Documentation and Co-Syndication Agents, Toronto Dominion (Texas), Inc., as Administrative Agent, and the other financial institutions named therein, as such agreement may be amended, supplemented, restated, replaced, renewed, extended, refinanced or refunded from time to time.

      “Cumulative EBITDA” means EBITDA of the Company and its Consolidated Restricted Subsidiaries for the period beginning on January 1, 2003, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

      “Cumulative Interest Expense” means the total amount of Consolidated Interest Expense of the Company and its Consolidated Restricted Subsidiaries for the period beginning on January 1, 2003, through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

      “Currency Hedging Agreements” means one or more of the following agreements which shall be entered into with one or more financial institutions: foreign exchange contracts, currency swap agreements or similar agreements or instruments designed to protect against fluctuations in currency values.

      “Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the notes until a successor Depositary shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Depositary” shall mean such successor Depositary. The Depositary initially is DTC.

      “Disqualified Stock” of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Restricted Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of a change of control occurring prior to the final Stated Maturity of the notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock specifically provide that the Company will not repurchase or redeem any such Preferred Stock pursuant to such provision prior to the Company making an Offer to Purchase the notes (and repurchasing all tendered notes) pursuant to the provision of the indenture described under “— Change of Control” (whether or not a Change of Control has occurred for purposes of the indenture).

      “EBITDA” of any Person means for any period the Consolidated Net Income for such period increased by the sum of:

(i) Consolidated Interest Expense of such Person for such period; plus

(ii) Consolidated Income Tax Expense of such Person for such period; plus

(iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Restricted Subsidiaries for such period; plus

(iv) all other non-cash charges and expenses that were deducted in determining Consolidated Net Income for such period; plus

(v) the aggregate amount paid upon the purchase or redemption of the Senior Subordinated Notes to the holders thereof which is in excess of the principal amount of, and accrued and unpaid interest to but excluding the redemption date on, the Senior Subordinated Notes; minus

(vi) all non-cash revenues and gains to the extent included in Consolidated Net Income for such period.

      “Fair Market Value” means, with respect to any assets or Person, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined:

(i) if such Person or assets has a Fair Market Value of less than $5 million, by any officer of the Company and evidenced by an Officers’ Certificate, dated within 30 days of the relevant transaction; or

(ii) if such Person or assets has a Fair Market Value of $5 million or more, by a majority of the Board of Directors of the Company and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, that neither the accrual of interest (including the issuance of “pay in kind” securities or similar instruments in respect of such accrued interest) pursuant to the terms of any Indebtedness Incurred in compliance with the covenant described under “— Limitation on Consolidated Indebtedness”, nor the accretion of original issue discount, nor the extension of the maturity of any Indebtedness shall be deemed to be an Incurrence of Indebtedness.

      “Indebtedness” means (without duplication), with respect to any Person, whether recourse to all or a portion of the assets of such Person and whether or not contingent:

(i) every obligation of such Person for money borrowed;

(ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

(iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(v) every Capital Lease Obligation of such Person;

(vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination;

(vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party;

(viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

(ix) the liquidation value of any Preferred Stock of the Company or any Restricted Subsidiary.

      “Indebtedness to EBITDA Ratio” of any Person means at any date the ratio of Consolidated Indebtedness outstanding on such date to EBITDA for the four full fiscal quarters immediately preceding such date; provided, however, that, in the event such person or any of its Restricted Subsidiaries has acquired a Person during or after such period in a pooling-of-interests transaction, such computation shall be made on a pro forma basis as if the transaction had taken place on the first day of such period.

      “Interest Hedge Agreements” means any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Company or any Restricted Subsidiary, on the one hand, and any Person (other than an Affiliate of the Company or any Restricted Subsidiary), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

      “Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including any payment on a guarantee of any obligation of such other Person, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person.

      “Investment Grade” means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody’s.

      “Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

      “Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and its ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then “Moody’s” shall mean any other nationally recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the trustee.

      “Non-Recourse Indebtedness” means Indebtedness:

(a) as to which neither the Company nor any of its Restricted Subsidiaries:

(i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(ii) is directly or indirectly liable (as a guarantor or otherwise); or

(iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary of the Company) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      “Offer to Purchase” means a written offer (the “Offer”) sent by the Company to each holder on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of notes within five Business Days after the Expiration Date. The Offer shall also state the section of the indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the notes outstanding offered to be purchased by the Company, the purchase price to be paid by the Company and the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase.

      “Officers’ Certificate” means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the trustee.

      “Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the trustee and delivered to the trustee.

      “Permitted Joint Venture” means, as applied to any Person:

(i) any corporation or other entity (a) engaged in the acquisition, ownership, operation and management of assets in the Wireless Communications Business, (b) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has operational and managerial control, (c) of which more than forty percent (40%) of the outstanding Capital Stock (other than directors’ qualifying shares) having ordinary Voting Power to elect its Board of Directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, in the case of a corporation, or more than forty percent (40%) of the outstanding ownership interests, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and (d) with respect to which such Person has the right or option to acquire all of the outstanding Capital Stock or ownership interests not owned by such Person; or

(ii) any corporation or other entity which conducts no business other than the Wireless Communications Business exclusively outside the United States.

      “Permitted Joint Venture Investment” means:

(i) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock or other ownership interests of a Permitted Joint Venture or (B) any option, warrant or other right to acquire shares of Capital Stock or ownership interests of a Permitted Joint Venture; or

(ii) any loan, advance, lease, capital contribution to, or investment in, or payment of a guarantee of any obligation of a Permitted Joint Venture; provided, that such loan, advance, lease, capital contribution, investment or payment provides for a return that is senior in right of payment to any return on the Capital Stock or ownership interests of such Permitted Joint Venture;

provided, that not less than 75% of the aggregate Permitted Joint Venture Investments in any Permitted Joint Venture described in clause (i) shall be Permitted Joint Venture Investments described in clause (ii); and provided, further, that the amount of the Permitted Joint Venture Investments made by the Company and its Restricted Subsidiaries after the date of the indenture in Permitted Joint Ventures described in clause (ii) shall not exceed $20 million for any single such Permitted Joint Venture or $75 million in the aggregate for all such Permitted Joint Ventures.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization or other type of entity or government or any agency or political subdivision thereof.

      “Preferred Stock” means, with respect to any Person, Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      “Qualified Capital Stock” means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock issued by such Person after the date of the indenture.

      “Qualified Capital Stock Proceeds” means, with respect to any Person,

(i) in the case of any sale of Qualified Capital Stock, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like Incurred by such Person in connection therewith, and net of Indebtedness that such Person Incurred, guaranteed or otherwise became liable for in connection with the issuance or acquisition of such Capital Stock; and

(ii) in the case of any exchange, exercise, conversion or surrender after January 1, 2003 of any Preferred Stock or Indebtedness of such Person or any Subsidiary issued for cash for or into shares of Qualified Capital Stock of such Person, the liquidation value of the Preferred Stock or the net book value of such Indebtedness as adjusted on the books of such Person to the date of such exchange, exercise, conversion or surrender, plus any additional amount paid by the securityholders to such Person upon such exchange, exercise, conversion or surrender and less any and all payments made to the securityholders, and all other expenses, commissions and the like Incurred by such Person or any Subsidiary in connection therewith.

      “Redeemable Stock” of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the notes.

      “Related Person” of any Person means any other Person owning (a) 5% or more of the outstanding Capital Stock of such Person or (b) 5% or more of the Voting Power of such Person.

      “Restricted Payment” means, with respect to any Person:

(i) any declaration or payment of a dividend or other distribution on any shares of such Person’s Capital Stock (other than (a) dividends payable solely in shares of its Capital Stock or options, warrants or other rights to acquire its Capital Stock, (b) any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to such Person or another Restricted Subsidiary or (c) any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to the shareholders of such Restricted Subsidiary, so long as such Person or its Restricted Subsidiaries receive their pro rata share of such dividend or distribution);

(ii) any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Capital Stock of such Person or any Related Person (other than a Restricted Subsidiary) of such Person or (B) any option, warrant or other right to acquire shares of Capital Stock of such Person or any Related Person (other than a Restricted Subsidiary) of such Person, in each case other than pursuant to the cashless exercise of options;

(iii) any Investment in any Affiliate, Related Person or any Person that following such Investment is an Affiliate or Related Person (other than (a) a Restricted Subsidiary, (b) an Investment in the Company or another Restricted Subsidiary by a Restricted Subsidiary (including a Person that becomes a Restricted Subsidiary as a result of such Investment) (c) any purchase, redemption, retirement or acquisition of shares of Capital Stock of any Subsidiary where the purchase price for such Capital Stock is payable entirely in Qualified Capital Stock of the Company or (d) any payment by any Restricted Subsidiary of any loan, advance or other Indebtedness or other amount owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary); and

(iv) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Indebtedness of such Person which is subordinate in right of payment to the notes.

      “Restricted Subsidiary” of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

      “Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

      “Senior Subordinated Notes” means the Company’s 10 1/2% Senior Subordinated Notes due 2006 and its 10 1/2% Senior Subordinated Notes due 2007

      “S&P” means Standard & Poor’s Ratings Services or, if Standard & Poor’s Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and its ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor’s Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then “S&P” shall mean any other nationally recognized rating agency (other than Moody’s) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the trustee.

      “Stanton Entities” means John W. Stanton and Theresa E. Gillespie and their Affiliates.

      “Stated Maturity,” when used with respect to any note or any installment of interest thereon, means the date specified in such note as the date on which the principal of such note or such installment of interest is due and payable.

      “Subsidiary” means, as applied to any Person:

(i) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors’ qualifying shares) having ordinary Voting Power to elect its Board of Directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; or

(ii) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, including Permitted Joint Ventures.

      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as complied and published in the most recent Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the remaining life to maturity of the notes; provided, however, that if the then remaining term to maturity of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the remaining term to maturity of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” of any Person means:

(i) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(ii) any Subsidiary of an Unrestricted Subsidiary.

      As of the date hereof all Subsidiaries of Western Wireless International Holding Corporation (which is the holding company through which all of the Company’s international Subsidiaries, operating companies and joint ventures are held) are Unrestricted Subsidiaries.

      The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, such Person or any Restricted Subsidiary thereof; provided, that either:

(A) the Subsidiary to be so designated has total assets of $1,000 or less; or

(B) if such Subsidiary has assets greater than $1,000, the Fair Market Value of the Subsidiary at the time of such designation would be permitted as an investment under the provision of the indenture described under “— Limitation on Restricted Payments”.

      The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; provided, that immediately after giving effect to such designation:

(x) such Person would be permitted to Incur $1.00 of additional Indebtedness pursuant to the provision of the indenture described in the first paragraph under “— Limitation on Consolidated Indebtedness”; and

(y) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing.

      Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the trustee.

      “Voting Power” of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person.

      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

      “Wireless Communications Business” means the provision of wireless communications services and other related services.

Form, Denomination, Book-Entry Procedures and Transfer

      Exchange notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Exchange notes will not be issued in bearer form. Exchange notes will be issued only in exchange for outstanding notes that are properly tendered in the exchange offer and not withdrawn before the expiration date thereof.

      If the notes are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any such note that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) issue, register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any such note being redeemed in part.

Global Notes

      The exchange notes initially will be represented by one or more notes in registered, global form without interest. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes”.

Exchanges of Book-Entry Notes for Certificated Notes

      A beneficial interest in a global note may not be exchanged for an exchange note in certificated form unless:

(i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the global note or (y) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company fails to appoint a successor Depositary within 90 days thereafter;

(ii) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the exchange notes in certificated form; or

(iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the exchange notes.

      In all cases, certificated exchange notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated exchange notes issued in exchange for an interest in a global note will bear the legend restricting transfers that is borne by such global note. Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the security register to reflect a decrease in the principal amount of the relevant global note.

Certain Book-Entry Procedures for Global Notes

      The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, “participants”) and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, “indirect participants” ). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

      DTC has also advised the Company that pursuant to procedures established by it:

(i) upon deposit of the global notes, DTC will credit the accounts of participants with an interest in the global notes; and

(ii) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominees (with respect to participants) or by participants and the indirect participants (with respect to interests of persons other than participants).

      As long as DTC or its nominee is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the exchange notes represented by such global note for all purposes under the indenture and the exchange notes. Except in the limited circumstances described above under “— Exchanges of Book-Entry Notes for Certificated Notes”, owners of the beneficial interests in a global note are not entitled to have any portions of such global note registered in their names, may not receive or be entitled to receive physical delivery of exchange notes in definitive form and are not considered the owners or holders of the global note (or any exchange notes represented thereby) under the indenture or the exchange notes.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Payments in respect of the principal of (and premium, if any) and interest on a global note are made to DTC or its nominee in its capacity as the registered owner thereof. Under the terms of the indenture, the Company and the trustee treat the persons in whose name the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(i) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(ii) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. The Company also expects that payments by participants and indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of beneficial owners registered in “street name”, and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee is liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the exchange notes, and the Company and the trustee may conclusively rely on and are protected in relying on instructions from DTC or its nominee as the registered owner of the exchange notes for all purposes.

      Interests in the global notes trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC are effected in accordance with DTC’s procedures, and are settled in same-day funds.

      DTC has advised the Company that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such participant or participants has or have given such direction. However, if there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form, and to distribute such exchange notes to its participants. See “— Exchange of Book-Entry Notes for Certificated Notes” above.

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee has any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the global notes.

Modification and Waiver

      Modifications and amendments of the indenture may be made by the Company and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each note affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(ii) reduce the principal of, premium, if any, or interest on any note;

(iii) change the place or currency of payment of principal of, premium, if any, or interest on any note;

(iv) impair the right to institute suit for the enforcement of any payment on or with respect to any note;

(v) reduce the percentage of aggregate principal amount of notes outstanding necessary to amend the indenture;

(vi) reduce the percentage of aggregate principal amount of notes outstanding necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(vii) modify such provisions with respect to modification and waiver; or

(viii) following the mailing of an Offer to Purchase, modify the provisions of the indenture with respect to such Offer to Purchase in a manner adverse to such holder.

      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance by the Company with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the notes outstanding may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each note affected thereby.

Defeasance

      The indenture provides that the Company, at its option:

(i) will be discharged from any and all obligations in respect of notes issued and outstanding under the indenture (except for certain obligations to register the transfer or exchange of notes, to replace lost, mutilated, stolen or destroyed notes and to maintain paying agents and hold moneys for payment in trust); or

(ii) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under the indenture and the notes;

in the case of either clause (i) or (ii) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, and each installment of interest on the notes issued and outstanding under the indenture in accordance with the terms of the indenture and the notes. Such trust may only be established if, among other things, under the indenture:

(1) with respect to clause (i), the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which provides that holders of notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company shall have delivered to the trustee an Opinion of Counsel to the effect that the holder of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(2) no Event of Default or event that, with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing on the date of such deposit;

(3) no Event of Default described under clause (viii) under “— Events of Default” above or event that, with the passing of time or the giving of notice, or both, would constitute an Event of Default under such clause (viii) shall have occurred and be continuing at any time during the period ending on the 121st day following such date of deposit;

(4) such deposit shall not cause the trust so created to be subject to the Investment Company Act of 1940, as amended, or shall be qualified or exempt from regulation thereunder; and

(5) certain other customary conditions precedent.

Title

      The Company, the trustee and any agent of the trustee may treat the Person in whose name a note is registered in the security register as the absolute owner thereof (whether or not such note may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

      The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

The Trustee

      The indenture provides that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

      The Company is required to furnish to the trustee annually a statement as to the performance by the Company of its obligations under the indenture and as to any default in such performance. The trustee also serves as the trustee under the indenture relating to the Company’s Convertible Subordinated Notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax considerations relating to the exchange offer and the ownership and disposition of exchange notes. The summary deals only with outstanding notes and exchange notes held as capital assets and is applicable only to owners of outstanding notes who purchased their outstanding notes at their initial offering price and who exchange such notes in the exchange offer. If you purchased the outstanding notes at a price other than the initial offering price, amortizable bond premium or market discount rules may also apply. Additionally, the summary does not deal with special situations. For example, the summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, or insurance companies;

•	tax consequences to persons holding outstanding notes or exchange notes as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;

•	tax consequences to United States Holders (as defined below) of outstanding notes or exchange notes whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local, or foreign tax consequences.

      The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings, and judicial decisions as of the date hereof. Any of these authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below.

      If a partnership holds outstanding notes or exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding outstanding notes or exchange notes you should consult your tax advisor.

      This summary is for general information only and is not tax advice. There can be no assurance that the Internal Revenue Service (“IRS”) will agree with the statements and conclusions in the summary. Accordingly, if you are considering participating in the exchange offer, you should consult your own tax advisors concerning the United States federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction.

The Exchange

      The exchange of outstanding notes for exchange notes will not result in the recognition of gain or loss for United States federal income tax purposes. Immediately after the exchange, a holder’s basis and holding period in the exchange notes received will be the same as the holder’s basis and holding period in his outstanding notes that were exchanged.

Considerations for United States Holders

      The following is a summary of United States federal income tax considerations if you are a United States Holder. Certain consequences to “Non-United States Holders” are described under “Considerations for Non-United States Holders” below. “United States Holder” means a beneficial owner of an exchange note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Interest Payments on Exchange Notes

      Interest paid on the exchange notes generally will be taxable to a United States Holder as ordinary interest income when received or accrued, in accordance with the holder’s method of tax accounting.

Sale, Exchange, Redemption, or Other Taxable Disposition of Exchange Notes

      A United States Holder of exchange notes will generally recognize gain or loss upon the sale, exchange, redemption (including a redemption pursuant to the redemption feature), or other taxable disposition of the exchange notes measured by the difference between (x) the amount of cash and the fair market value of any property received, except to the extent attributable to accrued interest that has not yet been included in income (which will be treated as ordinary income), and (y) the United States Holder’s tax basis in the exchange notes.

      Gain or loss on the disposition of exchange notes will be capital gain or loss and will be long-term capital gain or loss if the holding period of the exchange notes disposed of exceeded one year. Net long-term capital gain recognized before June 1, 2009, by individuals and certain other United States Holders is generally taxable at a maximum rate of 15%. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Considerations for Non-United States Holders

      The following is a summary of United States federal tax considerations if you are a Non-United States Holder. The term “Non-United States Holder” means a beneficial owner of an exchange note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from an exchange note.

      Special rules may apply to certain Non-United States Holders such as “controlled foreign corporations,” “passive foreign investment companies, and “foreign personal holding companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local, and other tax consequences that may be relevant to them.

Interest Payments on Exchange Notes

      Under the “portfolio interest” rule, the 30% United States federal withholding tax will not apply to any payment to you of principal, premium, if any, or interest (including special interest, if any) on an exchange note, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership;

•	you are not a bank whose receipt of interest on an exchange note is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify under penalties of perjury, that you are not a United States person, which certification may be made on IRS Form W-8BEN (or successor form), or (b) you hold your exchange notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of the applicable Treasury regulations. Special rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

      If you cannot satisfy the requirements summarized above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (x) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the provisions of an applicable income tax treaty or (y) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding because it is effectively connected with your conduct of a trade or business in the United States.

      If you are engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, you will generally be subject to United States federal income tax on that interest on a net income basis, although exempt from the 30% withholding tax described above, generally in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or lower applicable income tax treaty rate, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange, Redemption, or Other Taxable Disposition of Exchange Notes

      Any gain realized upon the sale, exchange, redemption, or other taxable disposition of an exchange note generally will not be subject to United States federal income tax unless (a) that gain is effectively connected with your conduct of a trade or business in the United States, or (b) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

      An individual Non-United States Holder described in clause (a) above will be subject to United States federal income tax on the net gain derived from sale. An individual Non-United States Holder described in clause (b) above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States-source capital losses, even though the Non-United States Holder is not considered a resident of the United States. A Non-United States Holder that is a foreign corporation and is described in clause (a) above will be subject to tax on gain at regular graduated United States federal income tax rates, and, in addition, may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

United States Federal Estate Tax

      Your estate will not be subject to United States federal estate tax on exchange notes beneficially owned by you at the time of your death, provided that any payment to you is eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest” rule described above under “Interest Payments on Exchange Notes” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the exchange notes would not be effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

      Generally, we must report to the IRS and to you on information returns the amount of interest paid to you and the amount of tax, if any, withheld from those payments. Under the provisions of an applicable income tax treaty, copies of those information returns may be made available to the tax authorities in the country where you reside.

      In general, you will not be subject to backup withholding with respect to payments that we make to you provided that (a) we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient, and (b) you have provided the statement described above in the last bullet point under “Considerations for Non-United States Holders — Interest Payments on Exchange Notes.” If you are a United States person, you generally will not be subject to backup withholding if you provide us with your taxpayer identification number and other information, certified under penalties of perjury, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding.

      Information reporting and, depending on the circumstances, backup withholding at a rate of 28% (subject to future adjustment under applicable law) will apply with respect to the proceeds of the sale or other disposition of an exchange note within the United States or conducted through certain United States-related financial intermediaries, unless (a) the payor of the proceeds receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, that is not an exempt recipient, (b) you provide the payor with a taxpayer identification number and other information, certified under penalties of perjury, or (c) you otherwise establish, in the manner prescribed by law, an exemption from backup withholding.

      Backup withholding is not an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will keep the registration statement of which this prospectus is a part effective for a period of up to 90 days after the exchange offer has been consummated in order to permit such resales of exchange notes by broker-dealers in after-market transactions.

      We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and that we will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Legal matters with respect to the validity of the exchange notes being offered hereby will be passed upon for us by Friedman Kaplan Seiler & Adelman LLP, New York, New York. Friedman Kaplan Seiler & Adelman LLP will rely on Preston Gates & Ellis LLP, Seattle, Washington with respect to matters of Washington law. Certain members of Friedman Kaplan Seiler & Adelman LLP own shares of our Class A and Class B common stock. Attorneys who are partners or employed by Preston Gates & Ellis LLP who have provided advice with respect to this matter own shares of our Class A common stock. Certain other legal matters will be passed upon for us by our special tax counsel, Jones Day, Washington, D.C.

EXPERTS

      The consolidated financial statements as of December 31, 2002 and 2001 and for the years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      Our consolidated financial statements as of December 31, 2000 and for the year then ended incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in the registration statement of which this prospectus forms a part as having certified our consolidated financial statements for the year ended December 31, 2000 as required by Section 7 of the Securities Act, and we have dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act. As a result, your ability to assert claims against Arthur Andersen LLP may be limited. Since we have not been able to obtain the written consent of Arthur Andersen LLP, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission’s website on the Internet at http://www.sec.gov.

      This prospectus constitutes part of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission under the Securities Act. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, DC.

      Statements contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by such reference.

      We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable supplement to this prospectus or any document we subsequently file with the Securities and Exchange Commission that is incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable supplement to this prospectus or any document that we subsequently file with the Securities and Exchange Commission that is incorporated by reference herein modifies or supersedes that statement. We incorporate by reference the following documents that we have previously filed with the Securities and Exchange Commission, File No. 000-28160 (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 (as amended on Form 10-Q/A filed on September 11, 2003) and June 30, 2003 (as amended on Form 10-Q/A filed on September 11, 2003); and

•	Current Reports on Form 8-K filed February 14, 2003, March 28, 2003, April 14, 2003, May 1, 2003 (as amended on May 2, 2003), June 4, 2003, June 6, 2003, June 16, 2003, June 25, 2003, July 8, 2003, July 9, 2003 (2 Reports), July 11, 2003, August 4, 2003 (as amended on August 7, 2003), September 11, 2003 (2 Reports), and September 12, 2003 (except, in each case, information furnished pursuant to Item 9 of Form 8-K and any related exhibits).

      We also are incorporating by reference all future reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the completion of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed). We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits to those documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Western Wireless Corporation, 3650 131st Avenue S.E., Bellevue, Washington 98006, Attention: Investor Relations, (425) 586-8700.

Western Wireless Corporation

$600,000,000 aggregate principal amount of

9.250% Senior Notes Due 2013

OFFER TO EXCHANGE

                              , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 23B.08.510 of the Washington Business Corporation Act authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company’s Amended and Restated Articles of Incorporation and Bylaws require indemnification of the Company’s officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors’ and officers’ liability insurance.

      The Company’s By-laws and Amended and Restated Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company and advance expenses to each of our currently acting and former directors, subject to certain exceptions in the By-laws. In addition, the Company’s Amended and Restated Articles of Incorporation contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

      The Company has entered into separate indemnification agreements with certain of its directors and executive officers.

Item 21.	Exhibits and Financial Statements Schedules

      The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on September 12, 2003.

WESTERN WIRELESS CORPORATION

By:	/s/ JOHN W. STANTON

John W. Stanton
Chairman of the
Board and Chief Executive Officer

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints John W. Stanton and Jeffery A. Christianson, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, the full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN W. STANTON John W. Stanton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 12, 2003

/s/ THERESA E. GILLESPIE Theresa E. Gillespie	Vice Chairman and a Director	September 12, 2003

/s/ MIKAL J. THOMSEN Mikal J. Thomsen	President and Director	September 12, 2003

/s/ M. WAYNE WISEHART M. Wayne Wisehart	Executive Vice President and Chief Financial Officer	September 12, 2003

/s/ SCOTT A. SOLEY Scott A. Soley	Vice President and Controller (Chief Accounting Officer)	September 12, 2003

/s/ JOHN L. BUNCE, JR. John L. Bunce Jr.	Director	September 12, 2003

Signature	Title	Date

/s/ MITCHELL R. COHEN Mitchell R. Cohen	Director	September 12, 2003

/s/ DANIEL J. EVANS Daniel J. Evans	Director	September 12, 2003

/s/ JONATHAN M. NELSON Jonathan M. Nelson	Director	September 12, 2003

/s/ PETER H. VAN OPPEN Peter H. van Oppen	Director	September 12, 2003

EXHIBIT INDEX

Exhibit
No.		Document Description

1	.1*	Purchase Agreement, dated July 11, 2003, by and among Western Wireless Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (as representatives of the several Purchasers named in Schedule I to the Purchase Agreement).
4	.1*	Indenture, dated as of July 16, 2003, between the Western Wireless Corporation and The Bank of New York.
4	.2*	Exchange and Registration Rights Agreement, dated July 16, 2003, by and among Western Wireless Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (as representatives of the several Purchasers named in Schedule I to the Purchase Agreement).
4.3		Form of 9.250% Senior Notes Due 2013 of Western Wireless Corporation (included in Exhibit 4.1).
5	.1*	Opinion of Friedman Kaplan Seiler & Adelman LLP.
5	.2*	Opinion of Preston Gates & Ellis LLP.
8	.1*	Opinion of Jones Day.
12.1		Computation of Ratio of Earnings to Fixed Charges, incorporated herein by reference from Exhibit 12.1 to the Company’s Form 10-Q/ A for the fiscal quarter end June 30, 2003 filed on September 11, 2003.
23	.1*	Consent of Independent Accountants (PricewaterhouseCoopers LLP).
23.2		Consent of Friedman Kaplan Seiler & Adelman LLP (included in its opinion filed as Exhibit 5.1).
23.3		Consent of Preston Gates & Ellis LLP (included in its opinion filed as Exhibit 5.2).
23.4		Consent of Jones Day (included in its opinion filed as Exhibit 8.1).
24.1		Powers of attorney (included on signature page hereof).
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Indenture.
99	.1**	Form of Letter of Transmittal.
99	.2**	Form of Notice of Guaranteed Delivery.
99	.3**	Form of Letter to brokers, dealers, commercial banks, issuer companies and other nominees.
99	.4**	Form of Letter from brokers, dealers, commercial banks, issuer companies and other nominees to their clients.
99	.5**	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99	.6**	Form of Exchange Agent Agreement between Western Wireless Corporation and The Bank of New York, as Exchange Agent.

*	Filed herewith.

**	To be filed with a post-effective amendment to the Registration Statement or incorporated by reference from a Current Report on Form 8-K.